BLACKBERRY ALLIANCE PROGRAM - MASTER ALLIANCE AGREEMENT

AGREEMENT OVERVIEW – NORTH AMERICA

Member: **("Member")**	**eCrypt technologies, Inc.**	Address:	4750 Table Mesa Drive Boulder, CO, 80305
Contact:	Brad Lever	Telephone:	1.866.241.6868
Email:	brad@ecryptinc.com	Facsimile:	1.866.241.6868
Effective date: **("Effective Date")**	April 2, 2008	Territory:	United States of America
Member Web Site:	www.ecryptinc.com	Member link logo(s) and text links:	www.ecryptinc.com
Date of standard RIM NDA:	July 17, 2007	RIM link logo(s) and text links:	www.blackberry.com www.blackberry.com/partnerzone

Program selected by Member:

- ☐ Joint Marketing Program
- ☒ ISV Program
- ☐ SP Program
  - ☐ SP Plus Program
- ☐ SI Program
  - ☐ Gold
  - ☐ Silver
  - ☐ Bronze

Distribution Rights requested by Member:

- ☐ BES and CALs
- ☐ Hosted BES Access
- ☐ Technical Support Services

NOTE: Distribution Rights are subject to acceptance by RIM. Acceptance by RIM of certain Distribution Rights may be conditional on Certification.

Program Fee:
$2,000 USD plus all applicable taxes for the period of one year commencing on the Effective Date.

Schedules applicable to Member as of the Effective Date (applicable Schedules may be varied by an Amendment):

- ☒ *Schedule 1* Program Details
- ☒ *Schedule 2* BES Not for Resale Program
- ☐ *Schedule 3* Technical Support Services Reselling - Additional Terms and Conditions
- ☐ *Schedule 4a* Hosted BES – Additional Terms and Conditions
- ☐ *Schedule 4b* Hosted BES Minimum Obligations
- ☐ *Schedule 5* Training Program
- ☐ *Schedule 6* Certification
- ☒ *Schedule 7* End Use Statement
- ☒ *Schedule 8* NDA
- ☐ *Schedule 9* Member Branding Guidelines
- ☒ *Schedule 10a* BlackBerry Branding Guidelines Contract Version
- ☒ *Schedule 10b* BlackBerry in a Product or Service Name
- ☒ *Schedule 10c* BlackBerry Alliance Program – Branding Guidelines

Initials: ______ / RIM OK

BLACKBERRY ALLIANCE PROGRAM - MASTER ALLIANCE AGREEMENT

THIS MASTER ALLIANCE AGREEMENT consists of the Master Terms and Conditions, any applicable Schedules, and any Amendments to the foregoing (collectively referred to as this "**Agreement**" or the "**Agreement**"). This Agreement is between RIM and Member, Member having an office at the address specified above (RIM and Member are collectively the "**Parties**" and individually a "**Party**"). If the Territory is the United States or within the United States, then RIM means **Research In Motion Corporation**, a corporation organized under the laws of Delaware having its principal offices at 122 West John Carpenter Parkway, Suite 430, Irving, Texas 75309 U.S.A., otherwise, RIM means **Research In Motion Limited**, an Ontario company having an office at 176 Columbia Street West, Waterloo, Ontario, Canada N2L 3L3 ("**RIM**"). Notwithstanding the foregoing, an agreement for the "Hosted BES – Additional Terms and Conditions" and the "Hosted BES Minimum Obligations" shall be between Member and Research In Motion Limited and its subsidiaries and affiliates.

A. **WHEREAS** this Agreement establishes the "**BlackBerry Alliance Program**" between Member and RIM for the Territory.

B. **AND WHEREAS** the BlackBerry Alliance Program is made up of a series of individual "**Programs**" in accordance with which:

(a) Independent software vendors who wish to market software solutions that work with the BlackBerry Solution are part of the "BlackBerry ISV Alliance Program" (the "**ISV Program**");

(b) Solution providers such as value-added resellers are part of the "BlackBerry Solution Provider Alliance Program" (the "**SP Program**");

(c) Solution providers such as systems integrators who wish to receive additional technical and marketing support are part of the "BlackBerry Systems Integrator Alliance Program" (the "**SI Program**"); and

(d) Entities that do not fall into categories (a), (b) or (c) but wish to market other RIM products or services are part of the "**Joint Marketing Program**" as particularized in Section 4.1 of the Master Terms and Conditions;

(all referred to as a "**Member**" or "**Members**", and each referred to as an "**ISV Member**", "**SP Member**", "**SI Member**" and "**Joint Marketing Member**" respectively). Each of the above programs is referred to as a "**Program**", as more particularly defined for each Member in the various terms and conditions of this Agreement, including as particularized in Schedule 1. Members shall participate in one of the above-mentioned Programs only.

C. **AND WHEREAS** each Member is required to accept the Master Terms and Conditions, and any Schedules thereto, as well as any Amendments both as applicable.

D. **AND WHEREAS** Schedule 1 includes the following details pertinent to the Member Programs other than the Joint Marketing Program: (1) a "Program Description"; (2) an explanation of the "Program Benefits"; (3) a statement of the "Program Eligibility Requirements"; (4) "Annual Fees"; and (5) a list of "Additional Agreements" or "Additional Terms and Conditions" that Member has agreed to, if applicable. The Agreement Overview lists the various additional Schedules that if marked with a check apply to Member on the Effective Date. Additional Schedules may be amended to this Agreement after the Effective Date by RIM making an Amendment that includes an amended Agreement Overview with the additional Schedules check marked therein.

Initials: ______ / ______

MEMBER ACKNOWLEDGES AND AGREES THAT MEMBER HAS DOWNLOADED (IF APPLICABLE) AND REVIEWED THE ENTIRE AGREEMENT APPLICABLE TO MEMBER, INCLUDING ALL APPLICABLE SCHEDULES AND AMENDMENTS THERETO, AND ALL OTHER APPLICABLE INFORMATION REFERRED TO IN THIS AGREEMENT. The Parties acknowledge and agree that this Agreement includes the Master Terms and Conditions, Schedules, and Amendments, all of which form part of the Agreement. By signing below the Parties agree to be bound by this Agreement, in its entirety.

MEMBER:	**RIM:**
ECRYPT TECHNOLOGIES, INC.	**RESEARCH IN MOTION CORPORATION**
Signature	Signature
NAME: BRAD LEVER	NAME: DENNIS KAVELMAN
TITLE: PRESIDENT	TITLE: SECRETARY
DATE: April 2, 2008	DATE: 30/4/08

Legal OK

apprv: R.B.
April 17th, 2008

RIM OK
Initials: ______ / ______

THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS set forth herein and for other good and valuable consideration now delivered by each Party to the other, the receipt and sufficiency of which is hereby acknowledged, **THE PARTIES AGREE AS FOLLOWS**:

MASTER TERMS AND CONDITIONS

1. DEFINITIONS

The definitions in this Section 1 shall apply to these Master Terms and Conditions, and any Schedules, or Amendments thereof. Some of these definitions may be referred to in the Schedules but not in the Master Terms and Conditions. The Schedules and Amendments may include further or revised definitions. To the extent of any conflict between any further or revised definitions in such Schedules and Amendments and the definitions of these Master Terms and Conditions, the further or revised definitions in such Schedules and Amendments shall prevail to the extent of such conflict. Where the context so admits the singular shall include the plural and vice versa.

1.1 "**Additional Term**" has the meaning ascribed thereto in Section 8.1 of these Master Terms and Conditions.

1.2 **"Agreement Overview"** means the first part of this Agreement entitled "Agreement Overview".

1.3 **"Aggregate End User Data"** has the meaning ascribed to it in Section 12.21(d) of these Master Terms and Conditions.

1.4 **"Alliance Program Web site"** means the web site associated from time-to-time with the URL www.blackberry.com/alliancesprograminfodetails.

1.5 **"Amendment"** means any amendment made pursuant to Section 12.31 of these Master Terms and Conditions.

1.6 **"Annual Fee"** has the meaning ascribed thereto in Section 3.1 of these Master Terms and Conditions.

1.7 **"Auditor"** has the meaning ascribed thereto in Section 4.8(a) of these Master Terms and Conditions.

1.8 **"BES Software License"** means the then applicable version of the "BlackBerry Enterprise Server Software License Agreement" that is presented in conjunction with the BES Software.

1.9 **"BlackBerry Alliance Program"** has the meaning ascribed thereto in the first recital of this Agreement.

1.10 **"BlackBerry Alliance Program Branding Guidelines"** means RIM's written policies and guidelines for proper usage and placement of RIM Marks as they relate to the BlackBerry Alliance Program (including Member Logos and word marks that relate to membership under this Agreement), as RIM may in its sole discretion amend from time-to-time, and make available to Member in written or electronic form. The then current version of the BlackBerry Alliance Program Branding Guidelines, as amended from time-to-time, will be made available on the Alliance Program Web site and/or upon

request from RIM. The BlackBerry Alliance Program Guidelines include the "BlackBerry Branding Guidelines – Contract Version" (Schedule 10a), a document entitled "BlackBerry in a Product or Service Name" (Schedule 10b) and "BlackBerry Alliance Program – Branding Guidelines" (Schedule 10c).

1.11 **"BlackBerry Desktop Software"** or **"Desktop Software"** means RIM's proprietary desktop software, regardless of the form or media in or on which it is provided to the End User, which software can be used to provision and maintain cable based synchronization between Handhelds and the BES Software. If the BES Software is used to wirelessly provision and synchronize a Handheld, the Desktop Software is not a required part of the BlackBerry Solution and provides optional desktop management functionality.

1.12 **"BlackBerry Enterprise Server Software"** or **"BES Software"** means RIM's proprietary software, regardless of the form or media in or on which it is provided, which is designed to integrate with and provide a consolidated link between one or more messaging platforms, other corporate application servers and Handhelds provisioned to operate with the BES Software. The BES Software is designed to communicate with Handhelds using push-based encrypted wireless data transmission.

1.13 **"BlackBerry Handheld Software"** or **"Handheld Software"** means RIM proprietary: (a) software; (b) firmware; (c) data flashed or otherwise residing on a Handheld at the time of purchase, or otherwise provided for installation on a Handheld; and/or (d) software sent over the wireless network to a Handheld.

1.14 **"BlackBerry SDK Software"** means the C++ and/or the JDE software development kits as applicable.

1.15 **"BlackBerry Solution"** means one or more of the following: the BES Software, Handhelds, Handheld Software, Desktop Software, or any RIM services that enable the operation of the foregoing that RIM expressly agrees to provide. For clarification purposes, BlackBerry Solution specifically excludes Service Access. End Users must have a subscription for Network Services in order to use the BlackBerry Solution and/or access to Network Infrastructure if applicable. Network Services shall be subject to the terms and conditions of an agreement between End Users and the Network Provider pertaining to the Network Services.

1.16 **"Client Access Licenses"** or **"CALs"** means the licenses that Member may be authorized to distribute to End Users, if applicable, in regard to the BES Software as particularized in Section 4.4(b) of these Master Terms and Conditions.

1.17 **"Certification"** means the certification process referred to in Section 4.8 of these Master Terms and Conditions or if applicable, as made available from time-to-time on the Alliance Program Web site.

1.18 **"Certification Requirements"** mean the requirements for Certification as determined by RIM in its sole discretion from time-to-time, as particularized in Schedule 6 or if applicable, as made available from time-to-time in the Alliance Program Web site.

1.19 **"Certified"** means having undergone Certification.

Initials: ____ / ____ RIM OK

1.20 **"Certified Member"** means an SI Member, an SP Member or an ISV Member who is Certified.

1.21 **"Competitive Wireless Email Service"** means, with respect to an email account assigned to an End User, a service other than the service included as part of the Software that: (a) automatically redirects email addressed to such account to a designated Handheld; and (b) enables receipt and delivery of email from and to such account through the Handheld.

1.22 **"Communication"** has the meaning ascribed hereto in Section 12.21(g) of these Master Terms and Conditions.

1.23 **"Confidential Information"** has the meaning ascribed thereto in Section 11 of the Master Terms and Conditions.

1.24 **"Deliverable"** or **"Deliverables"** means all materials and information delivered or disclosed (other than Confidential Information, which is governed by Section 11 of these Master Terms and Conditions) to a Member or an End User if applicable, who receives such materials or information in connection with the performance by RIM of its obligations under this Agreement, including the provision of MAA Services by RIM, that consists of or is based on pre-existing materials or methodologies generally utilized by RIM as part of providing MAA Services, as well as any changes thereto developed during the course of the delivery of any MAA Services.

1.25 **"Developments"** means all Intellectual Property that constitutes a direct or indirect result of RIM performing the MAA Services under this Agreement or is made in connection with any joint activities of the Parties under this Agreement.

1.26 **"Direct Recipient"** has the meaning ascribed to it in Section 12.21(b) of these Master Terms and Conditions.

1.27 **"Dispute"** has the meaning ascribed thereto in Section 12.27 of these Master Terms and Conditions.

1.28 **"Distributed Products"** means particular RIM Products in regard to which RIM has expressly agreed pursuant to this Agreement to confer Distribution Rights upon Member, or as may be revised pursuant to an Amendment, subject to the terms and conditions of this Agreement. RIM shall not be obligated to offer all Distributed Products it has available to Member.

1.29 **"Distributed Services"** means particular MAA Services in regard to which RIM has expressly agreed to confer Distribution Rights upon Member, or as may be revised pursuant to an Amendment, subject to the terms and conditions of this Agreement. RIM shall not be obligated to offer all Distributed Services it has available to Member.

1.30 **"Distribution Activities"** means distribution activities by Member specifically authorized by RIM in accordance with Section 4.4 of these Master Terms and Conditions and any applicable Schedules.

1.31 **"Distribution Agreement"** means a separate agreement between RIM and a Distributor regarding the distribution of RIM Products or MAA Services by a Distributor to Member for further distribution to End Users.

1.32 **"Distribution Rights"** has the meaning ascribed thereto in Section 4.4 of these Master Terms and Conditions.

1.33 **"Distributor"** means a distributor that RIM indicates from time-to-time to Member in writing as being authorized to distribute the specific Distributed Products and/or Distributed Services.

1.34 **"Distributor Agreement"** means a separate agreement between a Member and a Distributor and/or between RIM and the Member regarding the distribution of RIM Products and/or MAA Services by a Distributor to Member for further distribution to End Users at the request of Member, subject to all applicable terms and conditions, including the Distribution Agreement, if any.

1.35 **"Documentation"** for RIM Products means RIM's documentation included with the packaging for the RIM Products, and for Software means any documentation for the Software made available by RIM from time-to-time on the Alliance Program Web site. RIM may in its sole discretion amend Documentation from time-to-time.

1.36 **"End User"** means a user of the BlackBerry Solution who uses or acquires the BlackBerry Solution for use in the regular course of their business, for the purpose of evaluating the BlackBerry Solution, or for personal use, and not with a view toward further distribution, and in the case of the BES Software for the purposes of clarification shall include any third party (or employees or independent contractors of such third party) who is authorized directly or indirectly to access the BES Software or the Hosted BES Solution, or otherwise to whom the functionality of the BES Software is made available by Member to the End User.

1.37 **"End User Data"** has the meaning ascribed thereto in Section 12.21(a) of these Master Terms and Conditions.

1.38 **"Feedback"** has the meaning ascribed thereto in Section 6.9 of these Master Terms and Conditions.

1.39 **"Fees"** has the meaning ascribed thereto in Section 3.1 of these Master Terms and Conditions.

1.40 **"Force Majeure"** has the meaning ascribed thereto in Section 12.10 of these Master Terms and Conditions.

1.41 **"Handheld"** or **"Handhelds"** means a BlackBerry wireless device manufactured by or on behalf of RIM, including but not limited to BlackBerry Handhelds. For clarity, Handhelds do not include PDAs or phones manufactured by or on behalf of third parties, even if such third parties are BlackBerry Connect/Built-In licensees.

1.42 **"Hosted BES Access"** means the provision by a Certified Member of access to the Hosted BES Solution to End Users pursuant to the terms and conditions of this Agreement including Schedule 4a.

Initials: ____ / ____ RIM OK

1.43 **"Hosted BES Solution"** has the meaning ascribed thereto in Schedule 4a.

1.44 **"Initial Term"** has the meaning ascribed thereto in Section 8.1 of these Master Terms and Conditions.

1.45 **"Intellectual Property"** means all intellectual or proprietary intangible property, protectable ideas, trade secrets, know-how or information, howsoever created and wherever located, including without limitation: (i) trademarks, trade names, service marks, slogans or logos (including but not limited to RIM Marks and Member Marks); (ii) copyrights, moral rights and other works of authorship; (iii) industrial designs; (iv) patents, patentable and non-patentable ideas, inventions, innovations, processes, information, trade secrets, know-how, as well as any improvements, enhancements, innovations, modifications, corrections, updates, upgrades, derivatives, revisions, translations, abridgements, condensations, expansions, transformations, or adaptations regarding the foregoing; (v) mask works; and (vi) all applications for registration or registrations of any of the foregoing.

1.46 **"ISV Member"** has the meaning ascribed thereto in the second recital of this Agreement.

1.47 **"ISV Program"** has the meaning ascribed thereto in the second recital of this Agreement.

1.48 **"Joint Marketing Program"** has the meaning ascribed thereto in the second recital of this Agreement.

1.49 **"Joint Marketing Member"** has the meaning ascribed thereto in the second recital of this Agreement.

1.50 **"MAA Services"** means any RIM services that RIM expressly agrees to provide under this Agreement, whether to Member or End Users, if applicable, such services including but not limited to providing Hosted BES Access, Training Services and Technical Support Services.

1.51 **"Marks"** means any trademarks, trade names, service marks, commercial symbols, trade dress or logos.

1.52 **"Materials"** mean any tangible materials or electronic versions thereof, including Documentation and Training Materials, provided to Member by RIM during the Term of this Agreement.

1.53 **"Member"** has the meaning ascribed thereto in the Agreement Overview.

1.54 **"Member Branding Guidelines"** means Member's written policies and guidelines for proper usage and placement of Member Marks, as amended from time-to-time by Member and that has been provided by Member to RIM in writing in accordance with Section 12.3 of these Master Terms and Conditions.

1.55 **"Member Content"** means a written summary of any Member Product or Member Service provided by Member to RIM in writing for marketing purposes.

Initials: ______ / ______ RIM OK

1.56 **"Member Logo"** means the logo specified by RIM in the BlackBerry Alliance Program Branding Guidelines for use by Member in connection with the Program.

1.57 **"Member Marks"** mean the Marks of Member.

1.58 **"Member Product or Member Service"** or **"Member Products or Member Services"** means a specific version of a software application or services emanating from Member, as the case may be, that may be marketed in conjunction with or as being available to load on to specific RIM Products.

1.59 **"NDA"** means the Non-Disclosure Agreement entered into between Research In Motion Limited and Member and referenced on the Agreement Overview and attached hereto as Schedule 8.

1.60 **"Network Provider"** means the service provider who provides the wireless network and related communication infrastructure, or access to the foregoing, as well as any licenses or sub-licenses reasonably necessary for the operation or access to the foregoing that supports the provision of the BlackBerry Solution to the End User.

1.61 **"Network Services"** means wireless network services offered by a Network Provider for use in connection with the BlackBerry Solution.

1.62 **"PARTNERZONE"** or **"BlackBerry PARTNERZONE"** means an area of the Alliance Program Web site established for Members, as RIM may make such area available from time-to-time.

1.63 **"Program"** has the meaning ascribed thereto in the second recital of this Agreement, and includes the specific benefits made available to Member under the BlackBerry Alliance Program by operation of this Agreement for the specific program selected by Member on the Agreement Overview, subject to acceptance by RIM, or as may be agreed upon from time-to-time in an Amendment to this Agreement.

1.64 **"Program Levels"** means the program levels referenced on the Agreement Overview and further described in Schedule 1, if applicable.

1.65 **"Program Eligibility Requirements"** has the meaning ascribed thereto in Schedule 1.

1.66 **"Reverse Engineer"** includes any act of reverse engineering, translating, disassembling, decompiling, decrypting or deconstructing (including any aspect of "dumping of RAM/ROM or persistent storage", "cable or wireless link sniffing" "protocol analysis", or "black box" reverse engineering) software or hardware or any method or process of obtaining or converting any information, data, or software from one form into a human readable form.

1.67 **"RIM"** has the meaning ascribed thereto on the Agreement Overview.

1.68 **"RIM Competitor"** means an entity that competes directly with RIM, including but not limited to the following entities: Advance Tech Communications S/B (ATC), Air2Web, Inc., Apple Computer, Inc., Apple Inc., Audiovox Corporation, BenQ Corporation, Berggi Inc., Casio Computer Co., Inc., Certicom, Inc., Commtag Ltd., Communication Network Interface, Inc., CommonTime Ltd., Consilient Technologies Corporation,

Initials: ____ / RIM OK

Danger, Inc., Defywire, Inc., Dell, Inc., Extended Systems Incorporated, Emblaze Ltd., Excitor A/S, E-Ten Informations Systems Co. Ltd., Facio Software, Inc., Fujitsu Ltd., Funambol, Inc., Giga-Byte Technology Co., Ltd., Good Technologies Inc., Google Inc., HandEra, Inc., Hewlett Packard Company, Hitachi, Ltd., HTC Corporation, Hunetec Co. Ltd, iAnywhere Solutions, Inc., i-mate plc, Infowave Software Inc., Intellisync Inc., Intermec, Inc., Intermec Technologies Corporation, Inventec Corporation, Itronix Corporation, IXI Mobile, Inc., Jarna, Inc., JP Mobile, Inc., Kyocera Corporation, Legend Holdings Ltd., Lenovo Group Limited, LG Electronics Inc., LRW Digitial, Inc., Messaging Architects, Metricom Inc., Microsoft Corporation, Mightyphone – FusionOne, Inc., Mitsubishi Corporation, Motorola, Inc., NEC Corporation, New Technology Developer, Inc., Nokia Corporation, Notify Technology Corporation, NTP, Inc., Omnisky Corporation, Openhand Software Ltd., Openwave Systems Inc., Oracle Corporation, Palm, Inc., PalmSource, Inc., Pantech Wireless, Inc., Psion Teklogix, Inc., Qualcomm Incorporated, RoverPC, Sagem Communication, Samsung Electronics Co., Ltd., Sanyo Electric Co., Ltd., Seven Networks, Inc., Sharp Electronics Corporation, Siemens AG, Sierra Wireless Inc., Smartner Information Systems Ltd., Smartner Limited, Sony Corporation, Sony Ericsson Mobile Communications AB, Space2Go.com GmbH and Co.KG, Spring Things Sproqit Technologies, Inc., Sybase, Inc., Symbian Co., Ltd., Symbol Technologies, Inc., Synchrologic, Inc., TechFaith Wireless Inc., Telefonaktiebolaget LM Ericsson, ThinAir Networks, Inc., Toshiba Corporation, Trium, ViAir, Inc., Visto Corporation, Wavecom, Inc., WorldLink, Inc. and Xircom, Inc.; or any affiliates or successors to any of these entities, and any wireless network carrier other than Member and such other entities as RIM may add from time to time to this list by Amendment.

1.69 **"RIM License"** means RIM's then current standard software license in whatever form or medium provided by RIM in conjunction with the RIM Software, including but not limited to the BES Software License and the "BlackBerry End User/Software License Agreements" provided with the BES Software and Handhelds.

1.70 **"RIM Marketing Collateral"** means any RIM marketing materials, white papers, and any other product related materials made available to Member by RIM or its authorized agent.

1.71 **"RIM Marks"** mean the Marks of RIM.

1.72 **"RIM Product"** or **"RIM Products"** means Handhelds and any RIM Software.

1.73 **"RIM's Relay Infrastructure"** means RIM's network infrastructure connected to Network Services for the purpose of redirecting wireless email and data. Email traffic is either: (a) sent from a Microsoft Exchange or Lotus Notes/Domino or Novell GroupWise email server via RIM's BES Software (the "BlackBerry Enterprise Server Services") through a corporate firewall and via the Internet to RIM's network infrastructure; and (b) sent from a supported ISP account via the Internet and BlackBerry Web Client to RIM's relay infrastructure ("BIS Services"). RIM's network infrastructure then forwards the email to the appropriate Handheld operating on Network Services.

1.74 **"RIM Software"** consists of the Desktop Software, software and/or firmware residing on or used in association with Handhelds from time-to-time (including without limitation the BlackBerry wireless email, over the air calendar and address book applications),

BlackBerry SDK Software, any BES Software and all RIM software, but excludes Third Party Software.

1.75 **"SAAF"** means RIM's then current "Service Authorization Agreement Form" that governs the provision of Training Services by RIM.

1.76 **"Service Access"** means the services provided by RIM's Relay Infrastructure which is responsible for delivering such services as email and data services to Handhelds. Service Access includes both BlackBerry Enterprise Server Services and BIS Services.

1.77 **"SI Member"** has the meaning ascribed thereto in the second recital of the Agreement.

1.78 **"SI Program"** has the meaning ascribed thereto in the second recital of the Agreement.

1.79 **"SP Member"** has the meaning ascribed thereto in the second recital of the Agreement.

1.80 **"SP Program"** has the meaning ascribed thereto in the second recital of the Agreement.

1.81 **"Subcontractor"** means a subcontractor appointed by RIM in accordance with Section 12.1 of these Master Terms and Conditions, if any.

1.82 **"Subsequent Recipient"** has the meaning ascribed to it in Section 12.21(b) of the Master Terms and Conditions.

1.83 **"Term"** has the meaning ascribed thereto in Section 8.1 of the Master Terms and Conditions.

1.84 **"Territory"** means that portion of Canada and/or the United States of America specified on the Agreement Overview and/or such other countries or territories as may be established by an Amendment.

1.85 **"Third Party Product"** includes any third party product or service, including but not limited to Third Party Software.

1.86 **"Third Party Software"** means software applications proprietary to a third party but shall not include software licensed by RIM from a third party for incorporation into a RIM software product and distribution as an integral part of that RIM software product under a RIM brand.

1.87 **"Training Materials"** mean any training materials provided to Member in connection with any BlackBerry training courses ordered by Member and delivered by RIM and/or Subcontractor.

1.88 **"Training Services"** mean training services provided by RIM or by a Subcontractor to others regarding the use and operation of RIM Products and/or MAA Services, and also as particularized in Schedule 5 or as may otherwise be made available at the Alliance Program Web site.

1.89 **"Technical Support Services"** mean technical support services provided by RIM or Subcontractor to End Users in regard to the use and operation of RIM Products and/or MAA Services.

Initials: ______ / ______

1.90 **"USD"** means United States of America Dollars.

2. APPOINTMENT

2.1 **BlackBerry Alliance Program**. Subject to the various terms and conditions of the Agreement, including but not limited to Member satisfying the Program Eligibility Requirements, paying the Annual Fees, acceptance by RIM and both Parties executing this Agreement, Member is hereby appointed on a personal, non-assignable and non-exclusive basis as a Member of the Program for the Territory for the limited purpose of acting strictly within the scope of Member's rights as defined in this Agreement relating to the specific Program check marked on the Agreement Overview (or as amended pursuant to an Amendment). For purposes of clarification, the appointment provided under this Agreement is not for the benefit of any affiliates of Member.

2.2 **Benefits of Program**. Subject to Member's various obligations under this Agreement, RIM shall invest commercially reasonable efforts to provide to Member the benefits of the applicable Program outlined in Schedule 1, including such benefits as are associated with a particular Program Level, if applicable.

2.3 **Participation in a Program**. As stated in the second recital of this Agreement, each Member can participate in one (1) Program only. Member may request that RIM accept Member for participation in a different Program, which acceptance shall be in the sole discretion of RIM, subject to participation of Member in a different Program being confirmed by an Amendment that shall include an amended Agreement Overview. Requests for approval will be considered by RIM no more than once each year following the Effective Date, unless RIM chooses in its sole discretion to do otherwise.

2.4 **Program Levels**. If there are Program Levels associated with the Program in Schedule 1, RIM shall determine in its sole discretion the appropriate Program Level for Member, which Program Level shall be made part of Schedule 1. Upon Member's request, RIM has the right, but not the obligation, to upgrade Member to a higher Program Level. In order to be upgraded to a higher Program Level, Member must agree to satisfy the requirements and obligations of that Program Level as set forth in Schedule 1 or any Amendment thereto, and satisfy such other criteria as solely determined by RIM in its sole discretion. Member acknowledges that while RIM is under no obligation to do so, at Member's request, RIM may review whether Member is eligible for a higher Program Level no more than once each year following the Effective Date, and further that any such upgrade is in the sole discretion of RIM, and shall be subject to RIM making an Amendment. In the event that RIM approves such an upgrade, Member shall pay immediately to RIM the prorated increase in Annual Fees applicable to the upgraded Program Level, if any. RIM has the right, in its sole discretion, to downgrade Member to a lower Program Level at any time and effective immediately by means of an Amendment, and thereby if applicable downgrade any associated benefits, including the Program Benefits.

2.5 **No liability**. Without limiting any other term or condition of this Agreement, Member acknowledges that RIM shall bear no responsibility or liability whatsoever for any change made to a Program (including any rights provided under a Program) or the BlackBerry Alliance Program generally and that RIM is and will remain free at all times to modify its business model and modify, change, or discontinue product and service offerings. In addition, Member acknowledges that the allocation of any resources of RIM

Initials: ______ / ______ RIM OK

required to provide the benefits of the Program shall be established and allocated from time-to-time by RIM in its sole discretion. Also without limiting any other term or condition of this Agreement, Member acknowledges that RIM shall bear no responsibility or liability whatsoever for any claims, actions, damages, losses or expenses of any kind howsoever asserted (including by End Users) caused directly or indirectly as a result of such changes, allocation of resources, or inability to provide resources.

3. PAYMENT

3.1 **Fees**. During the Initial Term Member shall pay the "Program Fee" specified on the Agreement Overview, which shall be the "Annual Fee" for the Initial Term, and for each Additional Term Member shall pay to RIM the annual fee established by RIM for the then applicable Program Level, which shall be the "Annual Fee" for each Additional Term. In addition, during the Term Member shall pay: (i) any incurred prorated fees referred to in Section 2.4 of these Master Terms and Conditions, if any; (ii) any fees or charges due pursuant to a valid Schedule; and (iii) any other fees mutually agreed upon by the Parties (collectively the fees referred to in this Section 3.1 are "Fees"). During the Initial Term and each Additional Term, the benefits of the Program shall only be made available to Member upon payment of any outstanding Fees.

3.2 **Payment Terms**.

(a) Applicable Payment Terms. All payments or reimbursements made by Member to RIM pursuant to this Agreement or any Schedule hereto shall comply with the terms and conditions of Section 3.2(b) of these Master Terms and Conditions. Any payment obligations of Member as it relates to Member obtaining RIM Products or MAA Services for an End User from a Distributor shall be subject to the payment obligations established between the Distributor and Member as it relates to the applicable RIM Products or MAA Services.

(b) RIM Payment Terms. The Annual Fee shall be due and payable by Member in full on or before thirty (30) days following the date of RIM's invoice for the Initial Term of this Agreement and for any Additional Term. All payments shall be: (i) made by Member in USD, unless otherwise provided specifically in writing by RIM; and (ii) made without any deduction, whether by set-off, counterclaim, or otherwise. Member may pay its Annual Fee or any other Fees either by credit card or by establishing credit with RIM. RIM may, in its sole discretion, extend credit to Member. RIM may also, in its sole discretion, revoke such credit at any time and for any reason. RIM shall invoice Member for any RIM Products or Training Materials upon shipment of any RIM Products or Training Materials from RIM's site or in the case of electronically distributed software, upon providing notice to Member (in the case of the BES Not for Resale Program described in Schedule 2) or End User, as applicable, that the software (including upgrades) is available for download on a specified web site. Member shall comply with its obligations under this Agreement in relation to all RIM Products and/or MAA Services obtained by Member pursuant to this Agreement either directly from RIM or through Distributors. RIM shall invoice Member for MAA Services provided to Member on a monthly basis in arrears. Payment of RIM's invoices in full without deduction or set-off shall be made by Member within thirty (30) days of the invoice date. If Member delays shipment, if applicable, for any reason other than Force Majeure, RIM may, at its option, invoice Member on the earlier of the anticipated shipment date and the shipment date. No discounts for early payment are authorized. If in RIM's reasonable judgment it

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has any reason to be concerned about Member's ability or willingness to pay any amounts owing hereunder in a timely fashion, RIM may require full or partial payment in advance of shipment or production of the RIM Products or of delivery of any MAA Services hereunder, by delivering notice of same. In the event RIM is required to bring legal action to enforce Member's payment obligations under this Agreement, Member agrees to pay all reasonable legal fees and costs associated with such legal action. Notwithstanding any other remedies available to RIM if Member fails to pay any amount when it is due under this Agreement, RIM may refuse to accept any order for RIM Products and/or delay shipment under any outstanding order for RIM Products or withhold MAA Services until the account has been settled without any penalty to RIM or recourse against RIM. If Member fails to pay any amount due under this Agreement within thirty (30) days of it becoming due and payable, RIM may also charge interest on the outstanding balance at the lesser of two percent (2%) per month compounded monthly (26.8 % annually) and the maximum rate permitted by law.

3.3 **Taxes**. Member shall be responsible for and shall pay all taxes due under or in relation to fees, RIM Products, and/or MAA Services. Unless otherwise indicated, all amounts payable by the Member to RIM under the Agreement are exclusive of any tax, duty, levy, or similar government charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, performance or use of Services or the results thereof, the execution of this Agreement or otherwise, except for those based on RIM's net income.

If Member is required to withhold any taxes from payments owed under this Agreement, then the amount of the payment due will automatically be increased to totally offset such tax, so that the amount actually remitted to RIM, net of all taxes required to be withheld, equals the amount invoiced or otherwise due. Member shall promptly furnish RIM with all official receipts evidencing payments of taxes due under or in relation to this Agreement to the appropriate taxing authority.

4. BLACKBERRY ALLIANCE PROGRAM FEATURES

4.1 **Joint Marketing**. RIM and Member, on a non-exclusive basis, may engage in the marketing activities described in this Section 4.1.

(a) Each Party may designate a representative to manage a joint marketing relationship between the Parties. Such representatives shall be responsible for delivering any specific marketing activities set out in this Section 4.1.

(b) The Parties may agree from time-to-time on joint marketing efforts that they will undertake. Once such agreement is reached in writing, the Parties shall invest reasonable efforts in undertaking the agreed to joint marketing efforts, subject to each Party's sole discretion as to the allocation of its resources. Such joint marketing efforts may include:

(i) a joint press release announcing the relationship defined by this Agreement;

(ii) mutual participation in a keynote address;

(iii) reciprocal representation at one or more mutually agreed upon trade show events;

(iv) mutual presence on one another's web site(s), subject to Section 5 of these Master Terms and Conditions; or

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(v) joint presentations to one another's End Users on a mutually agreed to basis.

(c) For the purposes of clarification, each Party acknowledges the conduct of marketing activities involving the products or services of the other Party (including in the case of RIM: RIM Products, RIM Software, the BlackBerry Solution or the MAA Services, and in the case of Member: Member Products or Member Services) shall not be construed as an endorsement or approval of any kind of the products or services of the other Party.

4.2 **Member Support**. This Agreement does not contemplate the provision of support, including Technical Support Services, by RIM to Member. For clarification purposes, the support expressly provided for in Schedule 1, depending on the Program Level, may consist of: (i) marketing and sales support; (ii) development support as it relates to explaining any features of RIM Products relevant to Member's development efforts; and/or (iii) on-line technical support. Member acknowledges that the provision of such support is for the purpose of promoting the BlackBerry Solution, including without limitation the enabling Third Party Software to work with the BlackBerry Solution, or the development of Third Party Software for RIM Products, as the case may be, and not to promote the development or commercial exploitation of any specific Member Product or Member Service. Member further acknowledges that RIM has not conducted any research or evaluation of any intellectual property rights related to the Member Products or Member Services. In addition to any other provisions, RIM reserves the right to terminate any activities in relation to any Member Product or Member Service: (i) if a third party alleges that one or more of RIM's activities in relation to that Member Product or Member Service constitutes an infringement or inducement to infringe such third party's intellectual property rights; or (ii) where RIM determines, acting reasonably, that the promotion of that Member Product or Member Service is otherwise inconsistent with RIM's public image or business objectives; or (iii) where RIM determines, acting reasonably, that the Member Product or Member Service is having a detrimental effect on RIM Products, the MAA Services or RIM's goodwill. Member shall obtain any Technical Support Services from RIM by entering into the then applicable "Technical Support Terms", which shall be a contract separate from this Agreement and shall be subject to payment of fees to RIM pursuant to that separate contract.

4.3 **Changes to the BlackBerry Alliance Program**. Member acknowledges and agrees that RIM may in its sole discretion expand, reduce, change the scope or contents of, or any aspect of a Program in whole or in part, including but not limited to deleting any terms or benefits offered under the BlackBerry Alliance Program generally or any specific Program by means of an Amendment. Without limiting the foregoing, and for the purposes of clarification, RIM may change Certification Requirements or Distribution Rights in its sole discretion. Changes to the BlackBerry Alliance Program or any specific Program shall be made in accordance with Section 12.31 of these Master Terms and Conditions. If Member is dissatisfied with any material changes that RIM makes to the BlackBerry Alliance Program, including Program Eligibility Requirements or any benefits under a Program, Member may terminate this Agreement at any time within the thirty (30) day period following RIM's Amendment (as defined in Section 12.31 of these Master Terms and Conditions) to Member (or if RIM fails to do so, within the thirty (30) day period following Member otherwise learning of the change) by delivering thirty (30) days written notice to RIM. If Member terminates the Agreement under this provision, Member shall not be entitled to any unused prepaid fees on a pro rata basis, and shall have no recourse against RIM. Termination under this Section 4.3 shall be subject to Section 8 of these Master Terms and Conditions.

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4.4 **Distribution Rights**. Subject to all applicable terms and conditions set out herein, Member may obtain rights to distribute certain RIM Products or MAA Services from RIM as check marked on the Agreement Overview or any Amendment thereto, and as particularized in this Section 4.4 and any Schedules applicable to Member pursuant to this Agreement. The rights to distribute such RIM Products or MAA Services shall be subject to acceptance by RIM (collectively "Distribution Rights"). In order to obtain the Distribution Rights, Member shall elect to obtain such rights, which election shall be: (i) communicated by Member to RIM at the time the Agreement is first submitted to RIM for consideration or subsequently made by giving RIM written notice in accordance with Section 12.3 of these Master Terms and Conditions, or (ii) deemed to have been made if applicable Schedules are marked on the Agreement Overview and are attached to this Agreement upon presentation of this Agreement for execution by RIM, or are made part of this Agreement by an Amendment. For example, if Schedule 3 is attached to this Agreement, then Member has elected to resell Technical Support Services, as particularized below; and if Schedule 4a is attached to this Agreement, then Member has elected to provide Hosted BES Access to End Users, pursuant to any applicable terms and conditions including but not limited to any applicable Schedules and Certification Requirements. Member acknowledges and agrees that it will not exercise any Distribution Rights until such time as Member has satisfied all the requirements of this Agreement applicable to such Distribution Rights, including without limitation, satisfying any Certification Requirements. For the purposes of clarification, Joint Marketing Members shall have no Distribution Rights.

(a) Distributor Relationship. RIM may in its sole discretion: (a) terminate its relationship with a Distributor; or (b) howsoever vary the Distributed Products and/or Distributed Services available to a specific Member or the Distributor from whom Distributed Products and/or Distributed Services are available, by way of an Amendment. For clarification purposes, upon RIM providing written notice to Member that RIM's relationship with the Distributor has been terminated, the Distributor in regard to which such written notice was provided shall no longer be considered a Distributor under this Agreement, effective immediately.

(b) Right to Distribute RIM Products. Provided RIM agrees and that Member meets all applicable requirements of this Agreement (including any applicable Certification Requirements), and that Member makes the required election to obtain the rights described in this Section 4.4(b) as set out in the first paragraph of this Section 4.4, RIM grants to Member a personal, non-exclusive, non-transferable and revocable right to promote, market and distribute the RIM Products specified on the Agreement Overview (or in any Amendments hereto) solely by procuring said RIM Products from a Distributor, subject to any applicable terms and conditions including the terms and conditions established by any Distributor Agreement and further distributing such RIM Products only to End Users without any intermediaries, subject to all terms and conditions established by RIM that apply to such End Users. Without limiting the foregoing, and subject to the aforesaid terms and conditions, Members may obtain BES Software Licenses and CALs from Distributors and further distribute such BES Software Licenses and CALs, provided that End Users enter into the BES Software License with RIM.

(c) Hosted BES Solution.

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(i) Provided that RIM agrees and that the SI Member, SP Member or ISV Member meets all applicable requirements of this Agreement (including without limitation Certification Requirements), and that Member makes the required election to obtain the rights described in this Section 4.4(c) as set out in the first paragraph of this Section 4.4, SI Members, SP Members, and ISV Members may be entitled to provide Hosted BES Access only to End Users without any intermediaries based on the then applicable pricing provided by a Distributor;

(ii) Any provision of Hosted BES Access shall be subject to the Master Terms and Conditions, and also in addition the terms and conditions of Schedule 4a, and also of the BES Software License, as particularized in Schedule 4a. Without limiting any other provision of this Agreement:

(A) RIM may in its sole discretion regard a breach of this Agreement as being a breach of Schedule 4a and vice versa; and

(B) Member acknowledges that it must meet the obligations set out in Schedule 4a, including but not limited to ensuring that each End User of the Hosted BES Solution enters into an "End User Agreement" with Member, which names RIM as a third party beneficiary thereto in the case of any breach thereof, as set out in Schedule 4a; and

(iii) For the purposes of clarification, Member shall obtain a copy of BES Software and CALs for provision of Hosted BES Access to End Users only through a Distributor without any intermediaries, unless RIM provides prior written permission to Member.

(d) Right to Distribute MAA Services. Provided that RIM agrees and Member meets all applicable requirements of this Agreement (including without limitation Certification Requirements), and that Member makes any required election to obtain the rights described in this Section 4.4(d) as set out in the first paragraph of this Section 4.4, RIM grants to Member a personal, non-exclusive, non-transferable and revocable right to distribute the MAA Services specified on the Agreement Overview or in any Amendments to End Users only, without any intermediaries, and subject to any applicable terms and conditions. Without limiting the generality of the foregoing:

(i) If Member is authorized under this Agreement to resell Technical Support Services, Member may resell Technical Support Services to End Users, subject to the terms and conditions of this Agreement including also the "Technical Support Services Reselling - Additional Terms and Conditions" set out in the attached Schedule 3, provided that End Users of Technical Support Services shall enter into the RIM clickwrap agreement referred to as the "Technical Support Terms" (which Member acknowledges that RIM may at any time amend by providing written notice of such amendments to End Users). End Users shall purchase Technical Support Services via a Distributor; and

(ii) If Member is authorized under this Agreement to resell Training Services, Members may resell Training Services, solely as particularized in Section 4.10 of these Master Terms and Conditions.

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(e) Distribution Generally. Any prices or discounts applicable to the distribution of RIM Products or MAA Services by Distributor to Member for further distribution to End Users are established solely by Distributor. RIM shall have no liability or responsibility whatsoever in regard to the prices or discounts provided by Distributor. Member shall ensure that all Distribution Activities shall be in conformity with the terms and conditions of any applicable RIM agreement, including any applicable RIM License. Distribution of Distributed Products and/or Distributed Services in accordance with this Agreement shall constitute distribution of said Distributed Products and/or Distributed Services in accordance with any applicable Distributor Agreement and vice versa. For the purposes of clarification, Member acknowledges and agrees that the distribution of any Distributed Products and/or Distributed Services via a Distributor shall be subject to the restrictions of this Agreement. In consideration of RIM permitting Member to engage in Distribution Activities, Member acknowledges that RIM may in its sole discretion require Member to ensure that certain Minimum Requirements that RIM may establish from time-to-time for such purpose shall be included in any such Distributor Agreement. The Minimum Requirements may require that RIM be entered as a third party beneficiary to any Distributor Agreement in the case of any breach of the Distributor Agreement. Member shall make commercially reasonable efforts to work with RIM to ensure that the Distribution Activities do not place RIM's Intellectual Property or Confidential Information at risk. Member shall not acquiesce in or authorize End Users to use or otherwise exploit RIM Software in contravention with any applicable RIM License. Without limiting any other provision, and subject to Section 12.31 of these Master Terms and Conditions, RIM may in its sole discretion make such changes to the terms and conditions under this Agreement, or as referenced herein, as may be necessary from time-to-time to ensure that all aspects of any Distribution Activities meet any local laws, regulations, or orders in the Territory.

(f) RIM Competitors. Member shall ensure that no RIM Competitor obtains access to RIM Products or MAA Services as a result of the Distribution Activities. Member represents and warrants that each End User shall not be a RIM Competitor, and further that it shall in each case exercise due diligence, in determining that End User is not a RIM Competitor. In addition, to any other record keeping obligation provided in this Agreement, Member shall maintain records pertaining to its efforts in compliance with this Section 4.4(f) for a period of five (5) years or during the Term, whichever is longer, commencing on the date that Member first engages in Distribution Activities. Member shall immediately provide to RIM full disclosure of any facts and circumstances discovered that give rise to knowledge or suspicion that RIM Products or MAA Services may have been distributed pursuant to this Section 4.4 to a RIM Competitor. Member acknowledges that in the event that RIM in its sole discretion determines that RIM Products or MAA Services have been distributed to a RIM Competitor, in addition to any of its other remedies, RIM shall be entitled to immediately and without warning revoke any CAL(s) associated with any End Users to whom Member distributed the CAL(s) in question, without obligation or responsibility of any kind to Member or any such End User.

(g) Territory. The Distribution Activities shall be limited to the Territory. Member shall not engage in any Distribution Activities outside of the Territory. For the purposes of clarification, in the case of distribution of Distributed Products and/or Distributed Services, Member shall not provide services for Distributed Products and/or Distributed Services outside of the Territory. Member shall use commercially reasonable efforts to notify RIM of requests to provide Distributed Products and/or Distributed Services

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outside of the Territory and unless otherwise expressly agreed to in writing by RIM by means of a written document signed by an authorized signatory of RIM, namely a CEO, the CFO or the COO of RIM, Member shall not provide the RIM Products or Distributed Services to any entity that it knows, or reasonably ought to know, will obtain or benefit from the Distributed Products and/or Distributed Services outside of the Territory. RIM may in its sole discretion limit the Territory by Amendment on providing reasonable notice to Member, should RIM determine this is necessary or advisable to comply with laws, regulations, or orders that apply to the Distribution Activities, to safeguard RIM's Intellectual Property or Confidential Information, or for any other reason.

(h) Distribution Efforts. Member agrees to commit its best efforts to promoting and marketing Distributed Products and/or Distributed Services, as permitted by this Section 4.4. Member shall appoint a "Primary Contact" for the purpose of coordinating Distribution Activities with RIM. Any and all costs or expenses associated with the Distribution Activities will be at the cost of Member. For the purposes of clarification, any assistance provided by RIM in support of Distribution Activities will be at the sole discretion of RIM. Any travel, meal, accommodation or expenses of RIM incurred as a result of RIM providing support of Member's Distribution Activities shall be reimbursed based on an invoice to be issued by RIM for such expenses.

(i) Reporting. A Member engaging in Distribution Activities pursuant to this Section 4.4, shall report to RIM in writing each month before the 15th day of each month with: (1) monthly sales reports for the previous month for all sales arising from Distribution Activities; (2) updated reports on all opportunities in the sales pipeline in regard to Distribution Activities; and (3) any other specific reporting as required in the Schedules.

(j) Provision of Warranties, Disclaimers and End User Agreements to End Users. If applicable, except as specifically agreed in writing by RIM, Member shall distribute Distributed Products as packaged by RIM with all packaging, notices, disclaimers and license agreements intact as shipped from RIM. If the End User indicates it is not willing to accept any applicable RIM License or other applicable terms and conditions of RIM, but prior to installing any Software returns the Distributed Products, all accompanying documentation (including Documentation) and packaging and proof of purchase to Member, Member shall refund to the End User all monies paid to Member for the Software media (as well as, if the Software being returned is the Desktop Software or Handheld Software, any monies paid for RIM Products purchased in conjunction with the Software and returned at the same time), return the applicable RIM Products to the Distributor from whom the RIM Products were obtained and any replacements or reimbursements shall be obtained by Member from that Distributor. For clarification purposes, Member acknowledges and agrees that any replacements or reimbursements shall be the sole responsibility of the Distributor, and Member's sole recourse shall be against the Distributor, and RIM shall have no responsibility or liability whatsoever in regard to such replacements or reimbursements, or otherwise in connection with the Distributor's acts or omissions.

4.5 **Limitations on Use.** Member shall not use or duplicate the RIM Products or MAA Services (including any documentation provided by RIM to Member, including Documentation) for any purpose other than as specified in this Agreement, or make the RIM Products or MAA Services available to unauthorized third parties. Unless otherwise specified in this Agreement, Member may only use the RIM Products and MAA Services for internal or demonstration purposes if Member acquires the RIM Products and MAA

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Services specifically for internal or demonstration use. Any RIM Products used for demonstration purposes may not be resold. Resale of any demonstration RIM Products as a "new" product by Member shall be deemed to be a material breach of this Agreement. Member shall not modify or permit the RIM Products to be modified without RIM's prior express written consent provided by means of a written document signed by an authorized signatory of RIM, namely a CEO, the CFO or COO of RIM.

4.6 **Third Party Products**. RIM acknowledges and agrees that Member may choose to promote, market and sell Third Party Products, other than a Competitive Wireless Email Service. For the purposes of clarification, in consideration of the various obligations of RIM under this Agreement, including but not limited to the provision of the information (including Confidential Information) and resources pertaining to the BlackBerry Solution, Member agrees not to offer, distribute or otherwise exploit a Competitive Wireless Email Service. RIM does not authorize, endorse or recommend the use of any Third Party Products with RIM Products under this Agreement. RIM assumes no responsibility or liability for any Third Party Product, and RIM will be relieved from its obligation to repair or replace a damaged RIM Product, if applicable, to the extent that a Third Party Product causes or contributes to such damage. Member will not represent any Third Party Product as a product or service that is supported or endorsed by RIM. In the event RIM has a good faith belief that a Third Party Product is having a detrimental effect on the RIM products or services or the performance thereof, or RIM's goodwill, RIM will provide Member with written notice and explanation of such detrimental effect and its proposed resolution thereto, and the Parties will promptly coordinate a meeting to discuss a mutually agreeable resolution. For the purposes of clarification, nothing in this Section 4.6 will preclude RIM from exercising any rights it may have at law or in equity with respect to the use of any Third Party Products in conjunction with the RIM Product.

4.7 **Access to Software**. Provided RIM agrees and the SI Member, SP Member or ISV Member meets all applicable requirements of this Agreement (including Certification Requirements), such Member may be entitled to provide services to an End User that requires such Member to access RIM Software licensed by the End User from RIM pursuant to an applicable RIM License that is then in effect, subject to compliance with all of the following terms and conditions:

(a) The End User providing assurances acceptable to RIM in its sole direction, including regarding End User's obligations regarding access and use of the RIM Software continuing to be governed by the terms and conditions of the applicable RIM License and that to the extent that the terms and conditions of the applicable RIM License are amended pursuant to this Section 4.7, such amended terms and conditions shall be in effect only for the Term.

(b) The Certified Member only accessing the RIM Software for the sole purpose of performing its service obligations to the particular End User.

(c) The Certified Member accesses such RIM Software in accordance with the terms and conditions of the applicable RIM License, and further in compliance with any and all terms and conditions of this Agreement that apply to RIM Software.

(d) Certified Member acknowledges that it shall not be entitled to receive and RIM shall not be obligated to provide support and maintenance services to Certified Member with respect to the use and operation of the RIM Software by virtue of this Section 4.7 alone.

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(e) The rights granted in this Section 4.7 shall only be exercised by employees or independent contractors of Member who are "named callers" designated pursuant to the "Technical Support Terms" expressly authorized by RIM to provide support to End Users in connection with the BlackBerry Solution, and only to the tier of support expressly authorized by RIM. For clarification purposes, Member acknowledges and agrees that it shall be prohibited from accessing RIM Software pursuant to this Section 4.7 unless it complies with this Section 4.7(e).

4.8 **Certification**.

(a) Certification Requirements. In order to obtain any Certification (including any level thereof), an SI Member, SP Member or ISV Member shall meet the applicable Certification Requirements particularized in Schedule 6 and any Amendments, and pay any applicable fees referred to therein. If the Certification Requirements include Member obtaining specific Training Services from RIM, Member acknowledges and agrees that it shall be obligated to arrange for and pay for such Training Services, and that RIM may require Member to provide evidence of it having obtained such specific Training Services, prior to certifying Member. Any benefits associated with Certification shall only be obtained by Member after Member has attained the appropriate Certification. Member further acknowledges that each Certification requires an audit by RIM to assess Member's compliance with the Certification Requirements for the particular Certification, which audit may be performed by RIM or an independent third party appointed by RIM (the "Auditor"). If such audit reveals that Member does not comply with the Certification Requirements, Member shall pay all reasonable expenses incurred by RIM in connection with such audit. Notwithstanding the findings of such third party Auditor, the decision of whether or not to provide Certification to any Member shall be in the sole discretion of RIM. Each Certification shall have a term of one-year from the date Certification is confirmed by RIM in writing to Member, subject to revocation under Section 4.8(d) of these Master Terms and Conditions. Member must meet all Certification Requirements in effect on the date Member submits a valid application for Certification or for renewal of Certification. Member must renew its Certification annually based on the then current Certification Requirements.

(b) Monitoring. RIM may monitor Certified Member's compliance with the Certification Requirements at any time. If RIM believes Certified Member may no longer be in compliance with the Certification Requirements, RIM reserves the right to conduct an onsite audit of Certified Member's qualifications at any time by providing fifteen (15) days prior written notice to Certified Member. The monitoring audits referred to in this Section 4.8(b) may also be conducted by RIM or the Auditor appointed by RIM. Certified Member may be audited at least once in the course of every calendar year. RIM may in its sole discretion require Certified Member to engage in a re-certification, which shall be a condition of renewal of Certification, in which case RIM will attempt to schedule any applicable re-certification of Member as close as possible to the anniversary date of Member's initial Certification date.

(c) Auditor. RIM shall use reasonable efforts not to appoint an Auditor who is a competitor of Member. It shall be Member's sole responsibility to determine whether the Auditor is a competitor of Member and notify RIM to this effect, in which case RIM shall appoint an alternate independent third party to act as Auditor. On Member's request, Auditor will enter into a non-disclosure agreement on substantially the same terms and conditions of the confidentiality obligations herein except that Auditor may disclose to RIM

whether there is any non-compliance with the Certification Requirements and if there is non-compliance, Auditor shall have the right to disclose to RIM all relevant information related to such non-compliance. Member agrees to comply with all reasonable requests for information made by RIM or the Auditor, by providing full disclosure and accurate responses to questions from RIM or the Auditor and furnishing appropriate documents, including but not limited to verification of employment status for Member employees and Certification history for personnel of Member that Member has identified as having obtained individual Certifications as particularized in Schedule 6.

(d) Consequences of Non-Compliance. Certified Member's receipt of any of the benefits associated with a particular Certification level described in Schedule 6, is deemed to constitute an ongoing representation that Member is in compliance with all Certification Requirements for the particular Certification level. In the event Member receives Certification benefits when Member was not in compliance with the Certification Requirements, or Member discloses false or misleading information in order to obtain Certification or renewal of Certification, including in conjunction with the performance of an audit as described in this Section 4.8, RIM reserves the right to revoke Certification or renewal thereof at any time and require Member to repay forthwith any financial benefits received directly or indirectly from RIM as a result of Certification, including but not limited to any discounts. Member shall notify RIM of Certified Member's non-compliance promptly, but in no event more than thirty (30) days after Certified Member first becomes aware of its non-compliance. Upon receipt of such notice, RIM may in its sole discretion provide to Certified Member an extension of time within which to restore its compliance with the applicable Certification Requirements. Certified Member's failure to provide such notice of non-compliance may disqualify Certified Member from receiving such extension. If no extension is granted or if Certified Member fails to comply with the Certification Requirements within the extension of time, RIM reserves the right to revoke the applicable Certification immediately. Revocation of any such Certification shall be effect on the date RIM delivers written notice of such revocation to Member.

(e) Changes to Certification Requirements. Without limiting any other provision, RIM may in its sole discretion make changes to the Certification Requirements at any time by means of an Amendment. For the purposes of clarification, such changes to the Certification Requirements may adversely impact Member's ability to qualify for Certification or a renewal thereof. Notwithstanding the foregoing, despite any such changes to the Certification Requirements, RIM shall maintain existing Certification Requirements for an affected Certified Member for the remainder of their current one-year Certification term. Furthermore, RIM shall provide to Member ninety (90) days notice prior to the effective date of any such changes.

(f) Member acknowledges that the purpose of Certification is to reflect that personnel of Member have received specific training related to the BlackBerry Solution. Member also acknowledges that neither Certification nor any reference to a Certification level implies: (A) that Member or any personnel of Member possess any particular skills or is an expert, including but not limited to in connection with RIM products or services, and (B) that Member or any personnel of Member are likely to be able to achieve any particular result or meet any particular standard of any kind. Member acknowledges and agrees that it is Member's responsibility to ensure that its personnel possess the necessary skills related to RIM products or services that any training associated with Certification is intended to provide.

4.9 **Development License**. No license of any kind is provided under this Agreement in regard to RIM Products, other than certain limited rights that may be expressly granted to Member to: (A) distribute RIM Products pursuant Section 4.4(b) of these Master Terms and Conditions; (B) provide Hosted BES Access pursuant to Section 4.4(c)(ii) of these Master Terms and Conditions; (C) provide access to RIM Software pursuant to Section 4.7 of these Master Terms and Conditions; or (D) use of BES Software pursuant to the terms and conditions set out in Schedule 2. Without limiting the generality of the foregoing, no license for BlackBerry SDK Software is granted under this Agreement, and if Member requires the BlackBerry SDK Software to create Member Products or Member Services, Member must agree to the terms of RIM's agreement for the BlackBerry SDK Software and pay the corresponding license fees (if any) to RIM, prior to accessing or using the BlackBerry SDK Software.

4.10 **Training Services**. Certain Programs may from time-to-time include Training Services, depending on the Program and the Program Level, and may include the right to resell training if authorized by RIM in an Amendment. In addition, Certification may require that personnel of Member obtain certain Training Services from RIM. The Training Services included in any Program, if applicable, shall be comprised of on-line training courses, unless Schedule 1 specifically provides otherwise or otherwise specified in an Amendment. Any Training Service not expressly included in any Program shall be subject to Member entering into an SAAF with RIM. In the case of the foregoing Training Services provided other than through on-line training courses, the cost of training courses shall not include personal expenses of Member or its personnel (including but not limited to travel, accommodations, and meals) incurred in attending the course. If Member has elected to receive Training Services, such Training Services shall be provided as particularized in Schedule 5 and any Amendments. Training Materials shall be made available to Member, also as particularized in Schedule 5 or any Amendments.

4.11 **Subject to Availability and Expenses**. Member acknowledges that the provision of any MAA Services by RIM, including but not limited to Technical Support Services or Training Services, if any, including referenced in Schedule 1, shall be subject to availability and payment of any applicable fees. No MAA Services shall be included in the payment of the Annual Fee unless this is specifically provided for. Member shall also be responsible for reimbursing any travel, meal or accommodation expenses incurred by or on behalf of RIM in regard to the provision of MAA Services pursuant to this Agreement, based on an invoice issued by RIM for such expenses.

5. MUTUAL WEB-LINKING

5.1 **Web Site Links**. Each Party agrees to permit the other Party to link to its web site or to web pages within its web site via the text links and/or link logo(s) set out in the Agreement Overview, in accordance with the terms of this Section 5. This permission is given on the basis that each Party's linking rights hereunder are non-exclusive and non-transferable. Except as otherwise may be agreed to by the Parties in writing, neither Party will pay a fee or other remuneration related to the provision of the rights referenced in this Section 5.

5.2 **Link Locations**. Each Party agrees that the other Party may link to any web page location within the other Party's web site noted on the Agreement Overview. Notwithstanding the foregoing, neither Party shall be responsible for the content of the

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other Party's web site. Each Party reserves the right to include disclaimers on its web site and in its web site terms and conditions as it deems necessary.

5.3 **License to Link Logos.**

(a) Each Party hereby grants to the other Party a non-exclusive, non-transferable, revocable, limited license to use only those link logo(s) set out in the Agreement Overview of the other Party to create links to the other Party's web site. Neither Party will alter the appearance of the other's link logos. Each Party will use only the approved graphical image of the link logo(s) supplied by the other Party from time-to-time. The link logo(s) set out in the Agreement Overview may not be reduced in size beyond what is electronically provided by the Party, and must include a minimum of eight percent (8%) of the link logo's (s') longest dimension (that is, height or width) of empty space around it so as to avoid unintended associations with other objects, including without limitation, type, photography, borders and edges.

(b) Each Party acknowledges the other Party's worldwide ownership of its link logos and will not contest such ownership. Each Party agrees that all goodwill associated with the other Party's link logos shall accrue to the other Party except as expressly authorized in another agreement between the Parties. Neither Party will use any other logos, slogans, copyrighted material or trademarks of the other Party except for the link logos, unless specifically authorized under this Agreement or another agreement between the Parties. Neither Party will use the other Party's link logo as a feature or design element of another logo. Neither Party will use the other Party's link logo more prominently than its own company, product or web site name or logo.

(c) Each Party will include a notice on its web site to the effect that the other Party's link logo is a trademark of the other Party and is used under license or the following statement (or a comparable statement) on its web site: "All other trademarks acknowledged".

5.4 **Records**. In addition to any other obligations under this Agreement, to permit each Party to confirm the other Party's compliance with this Section 5 while this Agreement remains in effect, each Party shall keep accurate records reflecting its links from its web site(s) to the other Party's web site(s). Each Party agrees to provide a Microsoft Excel spreadsheet that lists all links from their web site to the other Party's web site within a reasonable period of time after a written request by the other Party. Each Party agrees that if the other Party does not agree with a link to its web site this Party may demand the other Party to delete the link within two (2) business days. Notwithstanding the foregoing, neither Party shall be responsible for the content of the other Party's web site.

5.5 **Appropriate Conduct**. Neither Party will use the text link and/or link logos included in the Agreement Overview in any manner that implies sponsorship, web content, service or product endorsement by the other Party. Neither Party will make negative or disparaging references to the other Party's web content, products or services. Neither Party will place the other Party's web pages in a "frame" within its own site (for the purposes of this section "frame" means a section created if the browser display area is divided into two or more sections) such that both Party's sites appear on the same screen, without prior written permission from the other Party. Each Party agrees that the other Party's web site may appear in a pop-up window if a text link and/or link logo is clicked on provided the other Party shall not amend the browser appearance (for example, address bar and

browser navigation tools) and web page. Each Party agrees not to use the other Party's text link and/or link logos in a manner likely to cause confusion with, dilute or damage the reputation or image of the other Party or its web content, products or services. Each Party agrees that its web site will not contain material that is obscene, pornographic, excessively violent, criminal, libellous or defamatory. Notwithstanding the foregoing, both Parties understand that the other Party may incorporate communication services (such as bulletin boards, chat rooms, or discussion forums) on its web site for End Users, third party application developers, or visitors to the web site to express their opinions on web content, products or services. Although such bulletin boards, chat rooms, or discussion forums may be monitored to prevent any unacceptable comments appearing (for example libellous or defamatory comments or comments of violent, racist or obscene nature), neither Party can control the opinions of its End Users, third party application developers, or visitors to the web site and shall therefore not be held responsible for any unsolicited unacceptable comments posted about the other Party by its End Users, third party application developers, or visitors to the web site.

6. INTELLECTUAL PROPERTY

6.1 **Ownership**. RIM and Member hereby acknowledge that neither Party will acquire any rights in or to any of the other Party's Intellectual Property under this Agreement, except as it relates to RIM's rights to Developments provided in this Section 6.1. RIM shall be the exclusive owner of all Materials and Deliverables including any Intellectual Property therein. Unless the Parties enter into a joint development agreement, which is inconsistent with this provision, RIM shall also be the exclusive owner of all Developments, even if these are developed by Member jointly with RIM, and Member shall be deemed to quitclaim and irrevocably assign to RIM all of its right, title and interest howsoever arising in such Developments and, to the extent that it may be deemed that any quitclaim, assignment or grant of rights under this Section 6.1 cannot be made until after the relevant Developments are made, Member will execute and deliver to RIM an irrevocable quitclaim and assignment of all Member's right, title and interest in and to all such Developments in such form as may be requested by RIM. The preceding sentence shall govern unless the Parties, before making Developments, jointly agree by form of an Amendment to their respective rights and obligations as it relates to such joint Developments.

6.2 **Markings**. Each Party agrees not to remove any of the other Party's proprietary or copyright notices or trademarks from any product, or documentation (including documentation associated with services) distributed by or on behalf of the other Party (in the case of RIM, "products" shall include RIM Products, "services" shall include MAA Services, and "documentation" shall include Documentation), whether in the course of commercially exploiting its own products or otherwise.

6.3 **Reservation of Rights**. Each Party (as the receiving Party) acknowledges that, subject to the rights granted herein, the other Party (as the granting Party) retains all right, title and interest, including, without limitation, Intellectual Property, in and to its products or services. The receiving Party will include in any of its products or services that incorporate or consist of the products or services of the granting Party applicable copyright, trademark and other proprietary rights notices. The receiving Party will have only those rights in or to the products or services of the granting Party that are granted to the receiving Party pursuant to this Agreement. Member acknowledges that the RIM Products and any product prototypes contain valuable trade secrets and other Intellectual

Initials: RIM OK

Property of RIM. Neither Member nor anyone acting on behalf of Member, including its employees, independent contractors or agents shall acquire any Intellectual Property related to the RIM Products or product prototypes, including without limitation any such patents, industrial designs, master works, copyright, trade secrets, or mask works. No ownership, right, interest or title in or to the RIM Products or product prototypes will transfer to Member nor to anyone acting on Member's behalf under this Agreement.

6.4 **License for RIM Marks**. To the extent permitted under this Agreement, Member shall be permitted to use the applicable Member Logo provided that it satisfies the conditions set out in this Agreement, including in particular the BlackBerry Alliance Program Branding Guidelines and any applicable Certification Requirements. Member acknowledges that its ability to use any RIM Marks is not a quality assurance guarantee or endorsement of Member or any Member Product or Member Service, and agrees that it will not represent otherwise. Except as specifically set forth in this Agreement, Member's right to use any RIM Mark in any manner shall be governed exclusively by the BlackBerry Alliance Program Branding Guidelines. RIM reserves the right to terminate Member's right to use the applicable Member Logo or any other RIM Mark or Mark that is confusingly similar with any RIM Mark by delivering written notice to Member of its decision to do so. Without limiting the foregoing, unless expressly agreed otherwise in writing by RIM, Member shall cease all use of the RIM Marks upon termination of the license granted to Member and/or termination or expiration of this Agreement. Member shall not issue any press releases that reference RIM, RIM Products, MAA Services, or the BlackBerry Alliance Program without first obtaining RIM's approval thereof. Any and all use of any RIM Marks shall require the express written pre-approval by RIM.

6.5 **License for Member Marks and Member Content**. Member hereby consents that RIM may, in its sole discretion, use the Member Marks, and reference Member and/or the Member Products or Member Services, and/or publish the Member Content in any of the following for the purposes of the BlackBerry Alliance Program: (i) in lists of the BlackBerry Alliance Program members for End User information; (ii) in general advertising of the BlackBerry Alliance Program; (iii) by framing and displaying the names and/or logos of BlackBerry Alliance Program members at RIM's corporate headquarters and/or at other of its selected business offices; (iv) by displaying such Member Content, names and/or logos in a professionally prepared graphic for display at promotional events and trade show events; (v) displaying such Member Content, names and/or logos on RIM's web sites (including RIM's intranet web site); (vi) displaying such names and/or logos as a link to Member's web site on any of RIM's web sites; (vii) in any RIM newsletter, guide, case study, and marketing collateral; and (viii) any other use to which Member provides their prior written consent to RIM, including for joint promotional activities, which consent shall not be unreasonably withheld, conditioned or delayed. Member hereby consents that RIM may, in its sole discretion, display the Member Product or Member Service on RIM's intranet web site so that the Member Product or Member Service may be downloaded free of charge by any RIM employee, any employee of a RIM affiliate, and/or any employee of a network carrier (including a Network Provider) that has an agreement with RIM to sell RIM Products provided that any of these individuals use the Member Product or Member Service as a sales tool to demonstrate the types of applications that are available to be loaded on to RIM Products. Notwithstanding any display by RIM of a Member Product or Member Service, Member acknowledges that RIM has not conducted any research or evaluation of Intellectual Property related to Member Products or Member Services. Within a reasonable time frame following a request by RIM, Member shall provide RIM with digital files and

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artwork for Member's Marks, Member Content, and Member Product or Member Service for the uses authorized above.

6.6 **Use of Marks**. Should either Party (as the non-complying Party) fail to comply with the provisions of Sections 6.4 or 6.5 of these Master Terms and Conditions as it relates to the use of Marks of the other Party (as the complying Party), the complying Party shall notify the non-complying Party of such non-compliance. Upon receipt of notice of non-compliance, the non-complying Party shall immediately and continuously act to cure such non-compliance, such cure to be effected within a commercially reasonable timeframe. Should the non-complying Party fail to cure such non-compliance, the complying Party may exercise its remedies in accordance with Section 8 of these Master Terms and Conditions. This remedy does not preclude the complying Party from any other remedy which it may have in law or in equity, including, but not limited to injunctive relief or a claim for damages subject to any limitations specified in this Agreement. In addition to the foregoing, in the event that Member does not comply with the then-current version of the BlackBerry Alliance Program Branding Guidelines, RIM reserves the right to immediately discontinue shipment of RIM Products, to block the distribution of RIM Products through a Distributor and/or to cease providing MAA Services under this Agreement until such time as Member cures the non-compliant activity; provided however that none of the aforesaid measures shall relieve Member from paying the full value of any order which has been placed and accepted by RIM, or paying for any MAA Services provided hereunder.

6.7 **Non-Exclusivity**. Member acknowledges and agrees that the rights granted to it by RIM hereunder are not exclusive in any respect that other members may be competitors of Member, and that products competitive to those of Member may be developed and/or commercially exploited by RIM.

6.8 **Non-contestation**. Member shall not contest the validity, registrability or enforceability of any Intellectual Property of RIM. Without limiting the foregoing, Member shall not use any Marks of RIM in any manner without express prior written authorization of each specific and distinct use by a authorized signatory of RIM, namely a CEO, the CFO or the COO of RIM. RIM shall have the absolute right to withdraw its authorization, for any reason and at any time. Member shall not use any Marks that are confusingly similar with or are likely to dilute the Marks of RIM.

6.9 **Feedback**. Member agrees that RIM shall own all feedback, ideas, concepts, or changes to RIM Products or the MAA Services or any part thereof, identified, suggested or provided to RIM by Member, or End Users as applicable, and all associated Intellectual Property (collectively the "Feedback"), and hereby assigns to RIM all of its right, title and interest thereto. Member agrees to cooperate fully and to ensure that its personnel or personnel of End Users cooperate fully with RIM, both during and after the Term with respect to signing further documents and doing such other acts as are reasonably requested by RIM to confirm its ownership in the Feedback, and to enable RIM to register or protect any Intellectual Property and/or confidential information in the Feedback.

6.10 **Restrictions**. Except as expressly permitted by RIM in this Agreement, Member will not: (i) sell, rent, sublicense, distribute, assign or otherwise transfer any rights to RIM Products or MAA Services without RIM's prior written consent; (ii) disclose results of any benchmark or similar tests of any RIM Product or MAA Services to any third party

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without RIM's express prior written consent; (iii) modify, translate or otherwise create derivative works of any RIM Product or MAA Services; or (iv) delete or otherwise destroy the Software without RIM's prior written consent. Any distribution of Software and/or sale of the media on which the Software is distributed by Member is subject to the End User accepting the terms of any applicable RIM Licenses. Member will promptly notify RIM of any violation, or suspected violation, by End Users of any applicable RIM Licenses of which it becomes aware, and provide full disclosure of the particulars of any such violations and suspected violations. Except to the extent these restrictions are prohibited by law, Member shall not: (i) modify, reproduce, or Reverse Engineer all or any portion of any RIM Products or attempt to do so; or (ii) authorize, or acquiesce in, any other person engaging in these activities, or attempting to do so; or (iii) use the RIM Products or any information contained there in or otherwise provided by RIM for the purposes of developing, or having developed any products competitive with any of the Products, and shall prohibit its and End Users from doing so, or attempting to do so. Should it become known to Member that an End User has attempted to modify, reproduce or Reverse Engineer the RIM Products or any part thereof, Member shall immediately notify RIM and provide full disclosure regarding the aforesaid activities of such End User, and direct such End User to cease and desist in the activity and to contact RIM directly.

7. MEMBER OBLIGATIONS

7.1 **Membership Application, Certification**. Member represents and warrants that all the information provided on any information, registration, or application form submitted to RIM or provided for the purposes of Certification, or in the course of any audit under this Agreement is, in all material respects, true and correct. Should there be any changes in such information during the course of this Agreement, Member agrees to promptly inform RIM in writing giving details of such changes. By submitting this information to RIM, Member consents to the collection, use and disclosure of this information by RIM as set out herein. Unless Member expressly authorizes otherwise, this information will only be used or disclosed to third parties for the purposes of the BlackBerry Alliance Program and for those purposes otherwise specified in the on-line application form for the BlackBerry Alliance Program as set out in RIM's publicly disseminated materials, or RIM's privacy policy which may be amended from time-to-time in RIM's sole discretion.

7.2 **Full Power and Authority**. Member represents, warrants and covenants that it has full power and authority to enter into this Agreement.

7.3 **Use of RIM Products And MAA Services**. Use of any RIM Product and MAA Services that is permitted by operation of this Agreement must be in accordance with this Agreement and shall be subject to the terms and conditions of any other agreement (including without limitation RIM Licenses and warranty provisions) supplied with the specific RIM Product and/or MAA Service.

7.4 **Marketing Restrictions**. Member shall:

(a) not engage in deceptive, misleading, illegal, or unethical practices that may be detrimental to RIM or to the RIM products or RIM services and any representations Member makes about RIM and its products or services shall be fair and accurate;

(b) not make any representations, warranties, or guarantees to End Users concerning RIM products and services without RIM's prior express written authorization, make any representations, warranties, or guarantees outside of or beyond the exact scope of any representations, warranties or guarantees specifically authorized by RIM in writing, or make any representations, warranties, conditions or guarantees to End Users that RIM specifically precludes, and Member agrees to indemnify RIM for any costs, damages, judgments or liability incurred by RIM as a result of Member making such representation, warranty, condition or guarantee, as set out in Section 10 of these Master Terms and Conditions;

(c) comply with all applicable federal, state, provincial, and local laws, regulations or orders in marketing RIM Products or MAA Services (if applicable) and in performing its duties with respect to RIM Products or MAA Services, including, without limitation, those tax, foreign exchange, the transfer of money, anti-mafia or anti-terrorist laws specific to the market, as well as any laws regarding distributors, data protection and privacy and shall promptly notify RIM of any changes thereto which would impact on the relationship of the Parties or the performance of this Agreement;

(d) not represent that any RIM Product or MAA Service is designed or licensed for use in circumstances where the failure of the RIM Product or MAA Service is likely to result in significant risks to health or safety, where fail-proof delivery of time-specific information is required, or in otherwise hazardous environments requiring fail-safe controls, including without limitation operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, and life support or weapons systems;

(e) without limiting the generality of Section 7.4(a) of these Master Terms and Conditions, not sell used RIM Products or represent refurbished or used RIM Product as "new" product;

(f) not sell, authorize or facilitate the sale or license of software that has not been certified by RIM for compatibility with the RIM Products, or accessories that have not been approved by RIM unless expressly authorized in another written agreement executed between the Parties;

(g) not represent any RIM Product as being compatible with any accessories other than those expressly approved by RIM;

(h) not engage in business practices, promotions or advertising which may be injurious to the reputation or business goodwill of RIM;

(i) not promote, market, distribute any Competitive Wireless Email Service or load facilitate or acquiesce in any third party loading or providing, any Competitive Wireless Email Service on the RIM Handhelds;

(j) accurately represent its Program Level or Certification level to others;

(k) not represent Certification or any Certification level in a manner that is inconsistent with Section 4.8(f);

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(l) shall only provide support to End Users in connection with the BlackBerry Solution to the extent, including the tier of support, that Member is expressly authorized to do so by RIM; and

(m) not without express written authorization from an authorized signatory of RIM, use or permit or acquiesce in any third party including, without limitation, End Users, distributors and Subcontractors, using RIM Marks in any way including, without limitation, as part of any products, services, domain name, or company name.

7.5 **Standards for Member Products or Member Services**. Member represents and warrants that it shall at its sole expense take all necessary steps, and invest all resources required, to ensure that any Member Product or Member Service used in connection with the RIM Products or MAA Services, or likely to be associated with the RIM Products or MAA Services, or with RIM, shall:

(a) be developed, deployed, hosted, managed, maintained, supported or otherwise provided to the highest industry standards, which steps shall meet or exceed the standards set out in RIM's then current technical documentation (including Documentation), which RIM may in its sole discretion amend from time-to-time;

(b) comply with the highest industry standards for security, including such measures as are required to prevent any unauthorized access to or copying of software or to safeguard End User data from unauthorized use, access or modifications thereof; and

(c) meet standards of quality, service, availability, and other related criteria, howsoever associated with the development or delivery of the Member Product or Member Service, that enhance the reputation of RIM, the RIM Products and the MAA Services and shall in no event harm the reputation of any of the foregoing.

7.6 **Third Party System or Software**. Member bears the sole responsibility for obtaining at its sole cost such rights to third party hardware or software from owners or distributors thereof as might be reasonably necessary to provide the Member Product or Member Service.

7.7 **Monitoring**. In addition to any other provisions of this Agreement, Member shall actively monitor any End Users for compliance with the various obligations under this Agreement. In the event that Member identifies or suspects a breach of such obligations by any of the aforesaid entities, it shall provide immediately the details regarding such identified or suspected breach.

7.8 **No Trojan Horses**. Member represents and warrants that it shall not distribute in any way, howsoever in connection with the provision of the Member Product or Member Service, any viruses, contaminating or destructive features, "back doors", "time bombs", "Trojan horses", "sniffer" routines, "worms", bots, "drop dead devices", harmful software code, file, program or programming routine or other contaminating or destructive features or other computer software routines or hardware components designed to: (i) permit unauthorized access to, or use of, the RIM Software, BlackBerry Solution or computer systems on which the Software is loaded, or to which RIM products are linked; (ii) disable, damage or erase the RIM Software, or the BlackBerry Solution; or (iii) perform any other similar actions that would preclude full use of the Software, the

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RIM Products or the BlackBerry Solution by RIM, its channel partners, its authorized sub-licensees, or their end users.

7.9 **Representations Re: Member Conduct**. In addition to any similar representations and warranties in any applicable RIM agreement, Member represents and warrants that it will not do any of the following acts in connection or association with providing the Member Product or Member Service, to the extent that the Member Product or Member Service is either used in connection with the RIM Products or is likely to be associated with the RIM Products, the MAA Services or RIM:

(a) incorporate any data, content, files or materials in any medium distributed via the Member Product or Member Services, or in conjunction with the Member Products or Member Services, that:

(i) includes content, material, graphics, sounds, video, screens, code or information that is unlawful or fraudulent, or violates or infringes any patent, copyright, trademark, trade secret or any other Intellectual Property of others;

(ii) includes any inappropriate language or material that is unlawful, libelous, slanderous, defamatory or invasive of another person's right of privacy or right of publicity or personality, or that RIM may reasonably deem harmful, vulgar, obscene, derogatory, pornographic, abusive, harassing, threatening, hateful, objectionable with respect to race, religion, sexual orientation, age group, national origin or gender, injurious to the reputation or business goodwill of RIM or the BlackBerry brand or otherwise unfit for publication; or

(iii) suggests or encourages any illegal activity; or

(b) publish, transmit, distribute or upload any unauthorized or unsolicited bulk email solicitations, chain letters, advertisements, marketing or promotional materials, "junk mail", "spam", pyramid schemes or any other solicitations or communications, including without limitation spamming the RIM Products or other mobile phones or computers, or use or collect RIM Product user email addresses or phone numbers, or other user information for any purpose other than the legitimate internal purposes of Member, or use the RIM Products to perform any data collection, extraction or mining or gain or attempt to gain unauthorized access to the wireless device memory and software programs or applications.

7.10 **Non-solicitation**. During the Term, and for a period of one (1) year thereafter, Member will not recruit, solicit, or attempt to recruit or solicit any employee of RIM that Member has worked with under this program.

7.11 **General Warranty**. Member represents and warrants that any aspect of the Member Product or Member Service that is used in connection with the RIM Products or is likely to be associated with the RIM Products, the MAA Services or RIM, shall be fit for the purpose for which they are intended. Member represents that Member or any End User, if applicable, shall comply with high standards of ethical conduct and all applicable laws, and govern its/their conduct with respect for human rights in the spirit of internationally recognized social and ethical standards (e.g. Social Accountability ("SA") 8000), including without limitation the United Nations' "Universal Declaration of Human Rights and the Convention on Rights of the Child" which establishes standards regulating

RIM OK
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work place issues of international concern such as: Child Labor; Forced Labor; Health & Safety; Freedom of Association; Right to Collective Bargaining; Discrimination, Harassment and Abuse; Disciplinary Practices; Working Hours; Compensation, Wages and Benefits; and Compliance with Applicable Law. Member further represents and warrants that it monitors the ethical performance of its suppliers and subcontractors and takes immediate and thorough steps in cases where ethical performance of its suppliers or subcontractors comes into question.

8. TERM AND TERMINATION

8.1 **Term**. This Agreement will commence as of the Effective Date and will remain in effect for a period of one (1) year (the "Initial Term"), unless terminated earlier in accordance with this Agreement. Thereafter, this Agreement and any Schedules may be automatically renewed by RIM at its sole option for successive one (1) year periods (each an "Additional Term") unless this Agreement is terminated earlier pursuant to Section 8.2 of these Master Terms and Conditions by either Party. Member acknowledges that RIM may include in such written notice a "Notice of Change" as described in Section 12.31 of these Master Terms and Conditions. The term of this Agreement shall be the Initial Term and any subsequent Additional Terms (collectively the "Term").

8.2 **Termination**.

(a) Member may terminate this Agreement or any Schedules hereto at any time upon thirty (30) days prior written notice to RIM. RIM may terminate this Agreement or any Schedules hereto in whole or in part at any time upon thirty (30) days prior written notice to Member.

(b) RIM may terminate this Agreement immediately if Member does not pay any invoice referred to in Section 3.2 of these Master Terms and Conditions within thirty (30) days of the invoice date.

(c) RIM may terminate this Agreement immediately if Member breaches RIM's Intellectual Property or if Member breaches the confidentiality provisions of this Agreement.

(d) Either Party may terminate this Agreement immediately if such Party is enjoined from performing its obligations under this Agreement.

(e) Either Party may terminate this Agreement or any Schedules hereto for cause immediately upon delivering written notice to the other Party if: (i) the other Party materially breaches any obligation under this Agreement or any Schedules hereto, and such Party fails to cure such breach within ten (10) calendar days after written notice of the breach; (ii) the other Party ceases to conduct business in the normal course, becomes insolvent, enters into bankruptcy procedures or becomes subject to any other judicial proceedings that relate to insolvency or protection of creditor's rights; or (iii) the other Party undergoes a change in control that, in the terminating Party's sole discretion, may have an adverse effect on the terminating Party's business or rights under this Agreement or any Schedules. Member agrees to inform RIM forthwith if any change in control referred to in the previous sentence occurs. Member shall be deemed to have undergone a change in control referenced by (iii) in this Section 8.2(e) if Member at any time is controlled by a RIM Competitor; "control" for the purposes of this sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the

management and policies of an entity whether through the ownership of voting securities of such entity, by contract or otherwise.

(f) If Member is in breach of any other agreement with RIM, RIM may, at its option, terminate this Agreement immediately.

(g) If Member is in breach of any Distributor Agreement, RIM may, at its option, terminate this Agreement immediately.

8.3 **Liability for Refund of Fees Upon Termination**. If Member terminates this Agreement or any Schedules hereto for cause, or if RIM terminates this Agreement or any Schedules hereto without cause, Member shall only be liable for payment of any fees under this Agreement or any Schedules hereto through the date of such termination. Member acknowledges and agrees that it shall not receive any pro-rata refund for any pre-paid fees from RIM for the then current Initial Term or Additional Term in the event of termination of this Agreement. Any pre-paid fees so retained by RIM shall be considered as unliquidated damages compensating for RIM's investment of time and efforts in its business relationship with Member. If RIM terminates this Agreement or any Schedule hereto for cause, or if Member terminates this Agreement or any Schedules hereto, Member shall be liable for payment of any accrued fees under this Agreement or any Schedules hereto through the end of the then current Initial Term or Additional Term. Neither Party shall be responsible to the other for any costs or damages resulting from the termination of this Agreement.

8.4 **Effects of Termination.**

(a) Upon termination of this Agreement with or without cause, and subject to survival of provisions of this Agreement pursuant to Section 12.19 of these Master Terms and Conditions: (i) all rights and obligations granted to both Parties under this Agreement and any Schedules hereto will immediately cease; (ii) Member shall cease any and all attempt to access or utilize its benefits under this Agreement, including but not limited to the Program Benefits; (iii) RIM will cease representing Member as a member of the BlackBerry Alliance Program or using any Member Marks; (iv) Member will immediately cease to represent itself as a member of the BlackBerry Alliance Program and will cease use of the RIM Marks and the Member Logo; (v) each Party will at its sole cost and expense promptly cease use of, and, at the other Party's request, either promptly destroy or return to the other Party: (a) all trademark materials (including logos), files, and other materials provided by the other Party under this Agreement, and (b) all Confidential Information of such other Party as well as any materials that embody any such Confidential Information; (vi) without limiting the foregoing, Member shall return to RIM any and all marketing collateral in support of this Agreement; and (vii) also without limiting the foregoing, if applicable, Member shall certify in writing if requested by RIM that all archival or backup copies of the applicable RIM Software in Member's possession has been deleted from any computer system and destroyed unless the Member continues to be a licensed End User of RIM Software, in which case, the terms of the applicable RIM Licenses shall apply in relation to any further use of such RIM Software. With respect to Confidential Information or RIM Software, failure of the applicable Party to make such requests of the other Party shall not entitle the other Party to make any further use of the Confidential Information or RIM Software, or otherwise extend the other Party's rights set forth herein after expiration or termination of this Agreement and the other Party specifically agrees to cease any further use of the Party's

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Confidential Information or RIM Software. Subject to Section 8.3 of these Master Terms and Conditions, termination under this Agreement shall not relieve Member from its obligation to pay all fees that have accrued or are otherwise owed by Member under this Agreement or a Schedule hereto, or owed to Distributor under a Distributor Agreement.

(b) Notwithstanding Section 8.4(a) of these Master Terms and Conditions, upon termination of this Agreement, other than in the case of termination by RIM for cause under Section 8.1 of these Master Terms and Conditions, Member shall continue to have such rights as are necessary to enable it to distribute the Handhelds in Member's inventory at the time of termination (shipped to Member by Distributor) until the earlier of such time as: (i) Member has depleted its inventory of Handhelds; and (ii) eighteen (18) months from the last date Handhelds are shipped to Member by Distributor pursuant to an outstanding order with the Distributor (that has not been terminated by Distributor).

(c) RIM may take such additional measure as it deems reasonable, in its sole discretion, to protect the availability and continuity of RIM services for Member's End Users after termination of this Agreement and Member shall fully co-operate with RIM to facilitate such continued availability and continuity of RIM services for the benefit of Member's End Users.

9. LIMITATION, EXCLUSION, DISCLAIMER

9.1 **Warranty Disclaimer**. EXCEPT FOR ANY WRITTEN WARRANTY EXPRESSLY PROVIDED IN CONJUNCTION WITH ANY RIM PRODUCT PROVIDED TO OR PURCHASED BY MEMBER IN CONJUNCTION WITH THE BLACKBERRY ALLIANCE PROGRAM, ALL GOODS AND/OR MAA SERVICES PROVIDED HEREUNDER ARE PROVIDED ON AN "AS IS" BASIS WITHOUT ANY WARRANTY, REPRESENTATION, OR CONDITION WHATSOEVER. RIM DOES NOT WARRANT THAT MEMBER SHALL BE ABLE TO DEVELOP ANY PRODUCT OR SERVICE THAT OPERATES ON RIM PRODUCTS OR THAT INTEROPERATES WITH RIM SOFTWARE, OR DEVELOP ANY BUSINESS WHATSOEVER, AND SHALL NOT BE RESPONSIBLE FOR MEMBER'S FAILURE TO DO SO. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, CONDITIONS AND REPRESENTATIONS WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DURABILITY, NON-INFRINGEMENT AND PERFORMANCE. RIM IS NOT A CONSULTANT UNDER THIS AGREEMENT, NOR SHALL MEMBER RELY ON RIM AS SUCH, INCLUDING BUT NOT LIMITED TO A SECURITY CONSULTANT, A TECHNOLOGY CONSULTANT, A MARKETING CONSULTANT, A SALES CONSULTANT, OR A DEVELOPMENT CONSULTANT.

9.2 **Exclusion of Liability**. IN NO EVENT SHALL EITHER PARTY AND RIM'S AGENTS BE LIABLE TO THE OTHER PARTY FOR, ANY INDIRECT, ECONOMIC, SPECIAL, PUNITIVE, COMMERCIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, LOSS OF BUSINESS REVENUE OR EARNINGS, LOST DATA, DAMAGES CAUSED BY DELAYS, OR A FAILURE TO REALIZE EXPECTED SAVINGS) DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,

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WHETHER OR NOT SUCH DAMAGES COULD REASONABLY BE FORESEEN OR THEIR LIKELIHOOD WAS DISCLOSED TO THE PARTIES.

9.3 **Limitation of Liability**. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY CLAIMING THROUGH ONE OF THE PARTIES FOR ANY DAMAGES OF ANY KIND IN EXCESS OF THE GREATER OF: (A) FIVE MILLION (5,000,000.00) USD; OR (B) THE AMOUNTS PAID BY MEMBER UNDER THE TERMS OF THIS AGREEMENT IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE INCIDENT GIVING RISE TO THE LIABILITY.

9.4 **Application of Limitations, Exclusions and Disclaimers**. The limitations, exclusions and disclaimers set out in this Agreement shall apply: (a) whether an action, claim or demand arises from a breach of warranty or condition, breach of contract, tort (including negligence), strict liability or any other kind of civil or statutory liability connected with or arising out of this Agreement; and (b) to each Party and to each Party's affiliated companies as well as to each Party to each Party's affiliated companies' director, officers, employees, and independent contractors. Some jurisdictions do not allow limitation or exclusions of certain types of damages and/or of implied conditions or warranties. NOTWITHSTANDING ANY OTHER PROVISION, THE LIMITATIONS, EXCLUSIONS, AND DISCLAIMERS SET FORTH IN THIS AGREEMENT SHALL NOT APPLY: (A) TO DAMAGES FOR BREACH OF CONFIDENTIALITY; (B) THE INDEMNIFICATION OBLIGATIONS OF SECTION 10 OF THESE MASTER TERMS AND CONDITIONS; (C) DAMAGES FOR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY OF THE OTHER PARTY; (D) IF AND TO THE EXTENT THAT THE LAWS OF A COMPETENT JURISDICTION REQUIRE LIABILITIES BEYOND AND DESPITE THESE LIMITATIONS, EXCLUSIONS, AND DISCLAIMERS.

9.5 **Claims**. In the event of a claim in relation to which Member wishes to recover damages, losses or expenses of any kind from RIM, recovery of any of the foregoing shall be subject to: (i) RIM being promptly notified in writing of such claim; (ii) RIM having sole control of the defense and/or settlement thereof; (iii) Member furnishing to RIM on request all information in Member's possession or control for such defense; (iv) Member not admitting any such claim and/or making any payments with respect to such claim without the prior written consent of RIM; and (v) Member cooperating with, and providing such assistance to RIM in the defense of such claims as reasonably requested by RIM. In addition, at RIM's option, RIM may secure the right for Member to continue to use an alleged infringing product, substitute the product with substantially equivalent non-infringing product and documentation or terminate Member's rights hereunder and refund to Member the associated RIM License or RIM Product fees, if any, for infringing RIM Products in Member's inventory, depreciated on a straight-line basis over a two year period upon return of the infringing RIM Products in Member's inventory to RIM by Member.

10. INDEMNIFICATION

10.1 Member will defend and indemnify RIM against any and all claims, actions, proceedings, costs, damages and expenses (including reasonable legal fees and disbursements) arising out of or in connection with:

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(a) the performance or use of Member Products or Member Services by RIM, an affiliate of RIM, or any third party;

(b) any marketing activities of any kind undertaken by RIM in regard to Member Products or Member Services where claims are made by others regarding the use, promotion, display or other exploitation in any manner of such Member Products or Member Services;

(c) the failure of any End User to adhere to any agreement, including a software licensing agreement, in circumstances where this is ordinarily required by RIM;

(d) infringement of patents, copyrights, registered designs or other Intellectual Property of third parties against and to the extent such claim, demand, suit or action alleges that the Member Products or Member Services, or use thereof, infringes or constitutes inducement to infringe upon any Intellectual Property of any third party, without the relevant portions of the BlackBerry Solution itself being found to be infringing;

(e) any unauthorized use by End Users of the Software, or the Confidential Information or the Intellectual Property of RIM, or any violation by such End Users of any applicable agreement with RIM, including any RIM License;

(f) any breach by End Users of their obligations referenced in this Agreement, or their obligation to RIM under any other agreement;

(g) use of or inability to use the RIM Products directly or indirectly as a result of acts or omissions of Member;

(h) information supplied by Member to any third party regarding the features, functionality, performance, or use of RIM Products, MAA Services or Member Products or Member Services except where either such information was supplied to Member by RIM for further distribution, or such supply by Member was specifically authorized by RIM in writing;

(i) Member Content regarding the features, functionality, performance, or use of Member Products or Member Services in conjunction with RIM Products or MAA Services where such information was supplied to RIM by Member or RIM was otherwise authorized by Member to further distribute the Member Content (including without limitation, to distribute in a newsletter, guide, case study, or marketing collateral, to RIM's sales force, RIM customers, and/or potential RIM customers, or to publish on a RIM web site);

(j) Member's breach of any covenant, representation or warranty made by Member hereunder;

(k) any data, materials or content distributed by Member via the Member Product or Member Service or related materials containing illegal material or violating any law or any person's right of publicity, privacy or personality, or is obscene, pornographic, defamatory, libelous, slanderous, discriminatory, vulgar or otherwise inappropriate for publication;

(l) any misuse or unauthorized disclosure of End User Data or breach of privacy in violation of the terms of this Agreement, or any resultant injury;

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(m) any damage to any software, devices, systems, infrastructure or data caused by any Member Product or Member Services; and

(n) injury or death to persons and/or loss or damage to property arising out of (whether directly or indirectly) or relating to Member's provision of the Member Product or Member Service or any acts or omissions of Member;

all provided that: (a) RIM promptly notifies Member in writing no later than ten (10) days after RIM's receipt of notification of a potential claim; (b) Member may assume sole control of the defence of such claim and all related settlement negotiations; and (c) RIM provides Member, at Member's request and expense, with the assistance, information and authority necessary to perform Member's obligations under this Section 10.1.

10.2 **Right of RIM to Defend Itself**. Notwithstanding Member's primary right to have control over defense: (i) RIM may take all necessary steps, at the expense of Member, to defend itself until Member, to the reasonable satisfaction of RIM, assigns counsel and initiates defense in a professional manner; and (ii) whenever the third party making such claim is a customer of Member, RIM may, at its option and at the expense of Member, have full control over defense, and Member agrees to fully cooperate with such defense.

11. NONDISCLOSURE.

Applicability of NDA. The NDA shall apply to this Agreement and is hereby incorporated by this reference except that: (a) for the purposes of this Agreement the term of the NDA shall be extended until the end of the Term of this Agreement in the event that the NDA expires prior to the end of the Term of this Agreement; and (b) the Confidential Information (as defined in the NDA) revealed or otherwise disclosed under this Agreement may be used or reproduced solely to the extent necessary to further and fulfill the purposes of this Agreement. For purposes of clarification, it is agreed that the NDA shall apply, without limitation, to all goods and services (including MAA Services) provided under this Agreement, notwithstanding any other non-disclosure agreement entered into between the Parties.

12. GENERAL PROVISIONS

12.1 **Subcontractors**. RIM may subcontract any of its obligations pursuant to this Agreement to qualified and reputable subcontractors, provided that RIM will remain liable for its obligations under this Agreement. Member may not subcontract any of its obligations under this Agreement.

12.2 **No Assignment**. Neither Party may assign this Agreement (including for clarification purposes any Schedule thereto) without the other Party's prior written consent, which consent will not be unreasonably withheld; provided, that such assignment does not materially affect the rights or obligations of the non-assigning Party. Notwithstanding the foregoing, RIM may assign this Agreement without consent to any purchaser of a majority of RIM's outstanding shares or to any purchaser of substantially all of the assets of RIM that relate to this transaction, or may assign it to a wholly owned subsidiary or to an affiliate. Any purported assignment in violation of this Section 12.2 shall be null and void.

12.3 **Notices**. Any notice, request, demand or other communication required or permitted hereunder will be in writing and shall be sufficiently given if delivered by hand or sent by

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registered mail, courier, email or facsimile addressed to the other Party at the address set out below or to such other person or address as the Parties may from time-to-time designate in writing delivered pursuant to this notice provision. Any such notices, requests, demands or other communications shall be received and effective: (i) upon the date of delivery if delivered personally; or (ii) on the date of receipt of confirmation by answer-back, in the case of mail, email or facsimile.

If to RIM: Chief Executive Officer
c/o 176 Columbia Street West
Waterloo, Ontario Canada
N2L 3L3
Phone: (519) 888-7465
Fax: (519) 888-7835

With a copy to: Legal Department
c/o 176 Columbia Street West
Waterloo, Ontario Canada
N2L 3L3
Phone: (519) 888-7465
Fax: (519) 888-1975

If to Member: at the address, phone number, fax number
and email as specified on the Agreement Overview,
and to the attention of the CEO of Member

The above addresses and contacts can be changed by providing notice to the other Party in accordance with this Section 12.3.

12.4 **Governing Law**. If the Territory is in the United States of America, this Agreement shall be governed by and construed under the laws of the State of New York, otherwise it will be governed by and construed under the laws of the Province of Ontario. Each Party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York and the Province of Ontario, respectively. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. In construing, interpreting and enforcing this Agreement, choice of law principles shall not apply. The United Nations Convention on Contracts for the International Sale of Goods is inapplicable, and the Parties expressly disclaim its applicability. The prevailing Party in any action hereupon will be entitled to recover, in addition to any other award, reasonable related costs, expenses, and legal costs and fees. Member acknowledges and agrees that any Software under this Agreement was developed at private expense. Member is not authorized to sell any RIM Products or provide any services to the U.S.A. Government except under a commercial item contract executed by a contracting officer duly authorized to execute the contract on behalf of the U.S.A. Government and containing or incorporating by reference no provisions regarding data rights, intellectual property or rights in computer software/documentation except for the applicable RIM License provided by RIM or such standard commercial licensing terms as RIM has supplied or may supply to Member.

12.5 **Language**. This Agreement will be interpreted and performed in the English language and all communication between RIM and Member will be in English.

12.6 **Currency**. Unless otherwise specified, all monetary references in this Agreement are in United States of America dollars ("USD").

12.7 **Injunctive Relief**. The Parties agree that a material breach of this Agreement may cause irreparable harm to either Party, for which damages may not be an adequate remedy. Accordingly, in addition to any remedies at law, either Party may seek injunctive relief without posting any security in any court of competent jurisdiction.

12.8 **Independent Contractors**. Nothing in this Agreement will be deemed to create a joint venture, partnership, or agency relationship between the Parties or empower one Party to assume or create any obligation on behalf of the other. Member and RIM each represent and warrant to the other that they have entered into no agreements, which prevent them from entering into and performing this Agreement. It is understood and agreed that Member and RIM are, and at all times during the Term of this Agreement shall remain, independent contractors. This Agreement shall not be construed as creating any relationship between Member and RIM's employees. RIM's employees shall not be entitled as a result of this Agreement to any benefits under any employee benefit plan Member presently has in effect or may put into effect nor will RIM's employees be considered employees of Member for the purpose of any tax or contribution levied by any federal, state or local government. At no time shall either Party represent to any third party that it is the agent of the other for any reason whatsoever. Member and RIM further covenant that no authorization shall be given to any employee to act for the other Party to this Agreement. In no event shall either Party at any time have authority to make any contracts or commitments on behalf of or as an agent of the other Party. Without limiting the foregoing, RIM and Member agree that they will not, during or after the Term hereof, represent themselves as acting for the other Party. Without limiting the foregoing, and for the purposes of clarification, the use of the word "Partner" in this Agreement is intended as another word for Member in a marketing sense, and is not intended to convey legal meaning or to create a legal relationship.

12.9 **Compliance with Laws**. Member shall comply with all applicable laws, orders, codes, and regulations, including without limitation, all export, use, import or other relevant laws and regulations of any applicable jurisdiction. Determination of the applicable law is Member's responsibility. Member understands that the RIM Products may be cryptographic in nature and therefore may be highly regulated. Member is strictly prohibited from exporting, re-exporting, transferring, using or importing the RIM Products (after initial export to Member by RIM), regardless of method (including, without limitation, physical delivery, email, or download from FTP or web site, etc.), without first complying with all applicable government export laws, rules, regulations, orders, and obtaining any necessary approvals or permits. Obtaining any necessary export, use, or import approvals for the RIM Products (after initial export to Member by RIM) is the sole responsibility of Member. Member shall deliver to RIM an end use statement, signed by an authorized officer of Member, in the form set out in Schedule 7. Without limiting the generality of the foregoing, Member expressly warrants that it shall not directly or indirectly export, re-export, transfer, use, or import the RIM Products in violation of any export laws, rules, regulations, or orders of Canada, the United States of America, or the United Kingdom.

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12.10 **Force Majeure**. Neither Party is liable in any way including for any damages or penalty for any failure or delay in performance under this Agreement which is proximately caused by strikes, shortages, failure of suppliers, riots, insurrection, fires, floods, storms, earthquakes, acts of God, war, governmental action, labour conditions, disruptions caused as a result of the Internet, or other causes beyond its reasonable control ("Force Majeure"). The failure to make any payment required under this Agreement shall never be excused under this force majeure provision.

12.11 **Credit**. As a courtesy to Member, RIM may, in its sole discretion, extend credit to Member subject to receipt of financial information as may be requested by RIM or as required by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Member acknowledges and agrees that RIM has no obligation to provide credit to Member, and the provision of credit shall in no way modify the terms of this Agreement. If RIM, at its sole discretion decides to extend credit to Member, Member shall ensure that Member complies with RIM's credit guidelines in effect from time-to-time. If in RIM's judgment Member's financial condition at any time does not justify continuing production or delivery on the payment terms agreed to by RIM from time-to-time, RIM may require full or partial payments in advance. If Member's credit issues are not resolved at least ten (10) business days prior to any shipment date, notwithstanding anything to the contrary contained in this Agreement, RIM may, in its sole discretion, reschedule, cancel any shipment or suspend rights under this Agreement entirely, all without penalty to RIM.

12.12 **Records and Audit**. To permit RIM to confirm Member's compliance with this Agreement and applicable intellectual property laws, while this Agreement remains in effect and for a period of two years thereafter, Member shall keep accurate records reflecting its use and distribution of RIM Products or MAA Services in accordance with any applicable standard business practices, and generally accepted accounting principles. To assure such compliance, auditors reasonably acceptable to Member may inspect, both while this Agreement remains in effect and for a period of two years thereafter, at RIM's expense (except as otherwise contemplated below), such records of Member from time-to-time on behalf of RIM. Any such audits shall be conducted during regular business hours at Member's offices and shall not interfere unreasonably with Member's business activities. If an audit reveals that Member has underpaid fees to RIM, Member shall be invoiced for such underpaid fees, if applicable based on the price list in effect at the time the underpaid fees were originally due, plus interest on such underpaid fees at the interest rate specified in Section 3.2(b) calculated from the time the underpaid fees were originally due until the time they are paid, with such payment due immediately upon receipt of invoice. If an audit reveals a five percent (5%) or greater non-compliance for any particular quarter by Member, then Member shall pay RIM's reasonable costs of conducting the audit.

12.13 **Insurance**.

(a) **General Requirements.** Without limiting Member's undertaking to defend, hold harmless, and indemnify RIM as provided in this these Master Terms and Conditions, Member shall purchase and maintain insurance to protect Member from claims of the type set forth below that arise out of or result from Member's operations, services, and/or performance under this Agreement and for which Member may be liable, whether such operations, services, and/or performance are provided by Member or by any of Member's agents, consultants, suppliers, or subcontractors or by anyone directly employed by any

of them, or by anyone for whose acts Member may be liable. The limitation of liability provisions of Section 9.3 of these Master Terms and Conditions shall not apply to the extent that the insurance referred to in this Section 12.13 provides coverage in excess of the amounts referred to in Section 9.3 of these Master Terms and Conditions, in which case Section 9.3 of these Master Terms and Conditions shall be deemed to be limited to the coverage provided under the insurance referred to in this Section 12.13.

(b) **Coverages.** The insurance required hereunder shall be written for not less than the limits of coverage specified herein, or as required by law in any jurisdiction with authority over Member's operations, services, and/or performance, whichever is greater. Coverage shall be written on an occurrence basis, except for "Professional Liability Insurance".

(i) "Worker's Compensation and Employers Liability" insurance affording compensation benefits for all employees in an amount sufficient by virtue of the laws of the state or jurisdiction in which the work or any portion of the work is performed and employers' liability insurance with limits of one million (1,000,000) USD for each accident or disease.

(ii) "Commercial General Liability Insurance" with a combined single limit of two million (2,000,000) USD per occurrence for personal injury, bodily injury (including wrongful death), and property damage liability inclusive of coverage for all premises and operations, broad form property damage, independent contractors, contractual liability for this Agreement and product/completed operations coverage.

(iii) "Automobile Liability Insurance" with combined single limit of one million (1,000,000) USD per occurrence for injuries, including accidental death and property damage.

(iv) "Umbrella or Excess Liability Insurance" with limits not less than two million (2,000,000) USD per occurrence which shall provide additional limits for employers' general liability and automobile liability insurance.

(v) "Professional Liability Insurance" shall be maintained with limits of two million (2,000,000) USD. When policies are renewed or replaced, Member shall make commercially reasonable efforts to cause the policy retroactive date to coincide with, or precede, the Effective Date hereof.

(c) **Certain Specific Requirements.** Member shall comply with the following terms for all insurance coverage required by this Section 12.13.

(i) Member shall provide insurance coverage by insurance companies having policy holder ratings no lower than "A" and financial ratings not lower than "XII" in the "Best's Insurance Guide", latest edition in effect as of the signing date. Such insurance shall be written with insurers of good standing and licensed to do business in the locations where the Services are to be performed.

(ii) Member shall verify that all of Member's agents, consultants, suppliers, and subcontractors are insured against claims arising out of or relating to their performance related to this Agreement.

RIM OK
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(iii) The policies described in Sections 12.13(b)(ii), (iii) and (iv) above shall name RIM as an additional insured on a primary basis with respect to liability arising out of or in any way connected with Member's performance of this Agreement.

(iv) Member hereby waives and shall cause Member's insurers to waive their rights of subrogation against RIM and all its subsidiaries and affiliates, directors, officers, and employees under policies described in Sections 12.13(b)(i), (ii), (iii) and (iv) above that arise out of or result from Member's operations, services and/or performance under this Agreement and for which Member may be found liable.

(v) The insurance policies listed above shall be subject to the laws of the country or state in which the Member Services are being performed, the Member Products are being offered, or otherwise in which performance under this Agreement occurs, and when required by law, the insurance must be placed with a company admitted to do business in that country.

(vi) The foregoing insurance coverage shall be primary to and non-contributory with respect to any other insurance or self-insurance that may be maintained by RIM and its subsidiaries and affiliates and shall contain a cross-liability or severability-of-interest clause where applicable. The fact that Member has obtained the insurance required in this Section 12.13 shall in no manner lessen nor affect Member's other obligations or liabilities set forth in this Agreement. Member shall supply certificates of insurance demonstrating that all of the insurance required above is in force, that not less than thirty (30) days' written notice shall be given to RIM prior to any cancellation or restrictive modification of the policies, and that the waivers of subrogation are in force. At the request of RIM or any of its subsidiaries or affiliates, Member shall provide a certified copy of each insurance policy required under this Agreement, provided that RIM has been named as an additional insured on such policy and there has been an occurrence for which such policy provides coverage.

(vii) Any self-insurance, self-retained layer, deductibles, and exclusions in coverage in the policies required under this Section 12.13 shall be assumed by, for the account of, and at the sole risk of, Member. In no event shall Member's liability be limited to the extent of the minimum limits of insurance required above.

(d) **All Risk Coverage**. Member shall, at Member's expense, carry and maintain at all times, and for as long as any item of Member's property is in transit, or in the care, custody, or control of RIM, a policy or policies covering loss, or destruction of, or damage to any item of Member's property in the amount of the full replacement value thereof providing protection against all perils normally covered in an "all risk" physical damage insurance policy. Member shall cause its "all risk" physical damage insurers to waive all rights of subrogation against RIM, its affiliates, and their respective directors, officers, agents, and employees for any loss, or destruction of, or damage to any item of Member's property, which is covered by insurance pursuant to this Section 12.13.

12.14 **Responsibility for Certifications, Permits, Licenses, etc.** Upon Member making a request, RIM will inform Member of all standards the RIM Products have been certified as attaining. Member shall obtain, at its own expense, all additional permits, certifications, licenses and authorizations necessary to market or resell the RIM Products,

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if applicable, in the Territory and shall provide copies thereof to RIM. Upon request by Member, RIM shall provide Member with any information in RIM's possession or control which Member reasonably requires to obtain these permits, licenses, certifications or other authorizations, provided that RIM may refuse to do so if it reasonably determines that the cost of doing so is prohibitive or would require the disclosure of its trade secrets.

12.15 **Member Assistance**. Member shall provide to RIM any assistance that RIM reasonably requires to fulfill its obligations under this Agreement. Without limiting the generality of the foregoing, upon request by RIM, Member shall, in a timely manner: (a) make available to RIM, qualified personnel to provide any information which RIM reasonably requires to fulfill its obligations hereunder, including but not limited to personnel with experience on Member Products or Member Services; and (b) cooperate and provide assistance to RIM in obtaining any necessary documentation required by RIM for the purpose of obtaining export permits if required by RIM and if not previously obtained by RIM.

12.16 **Public Announcement**. Neither Party will make any announcement, news release, public statement, publication or presentation relating to the existence of this Agreement or the terms hereof without the other Party's prior written approval. Notwithstanding the foregoing, either Party may make public mention of this Agreement as required by the listing rules of any stock exchange where such Party's stocks are listed or quoted.

12.17 **Headings**. The headings of each Section of this Agreement are provided for convenience only. If any conflict of interpretation arises between a heading and the text of this Agreement, the text will control.

12.18 **Entire Agreement**. This Agreement, its Schedules and Amendments, constitute the entire agreement of the Parties and supersede any prior or contemporaneous communications, representations or agreements between the Parties, whether oral or written, regarding the subject matter of this Agreement. Member's additional or different terms will not apply. The terms and conditions of this Agreement may not be changed unless in writing by an Amendment. Neither Party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights. If any term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement will not be affected.

12.19 **Survival**. The provisions of this Agreement that under a commercially reasonable interpretation reveals that the Parties likely would have such provisions survive termination or expiration of this Agreement, including without limitation Sections 2.5, 3.1, 3.2, 3.3, 4.1(c), 4.2, 4.3, 4.4(b), 4.4(c)(ii), 4.4(e), 4.4(f), 4.4(j), 4.6, 4.8(f), 6, 7, 8.3, 8.4, 9, 10, 11, and 12 shall survive to the extent necessary to fulfill the purpose of such provision.

12.20 **Precedence of Interpretation**. In the event of conflict between these Master Terms and Conditions and any Schedule hereto, unless expressly stated otherwise in such Schedule, these Master Terms and Conditions shall take priority. With respect to priority amongst the Schedules, the terms and conditions of the applicable Schedule shall prevail with respect to the specific subject matter of such Schedule over any other Schedule that forms part of this Agreement. For the purposes of clarification, the terms and conditions of Schedule 4a shall prevail over the Master Terms and Conditions regarding the subject matter thereof to the extent of any conflict there between.

RIM OK
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12.21 **Data Protection and Privacy Policy**. Each Party agrees:

(a) That, with respect to any information or data of any kind that personally identifies (or that can be used, together with other information or data, to personally identify) an End User ("End User Data"), it shall comply with all applicable privacy legislation in the performance of its obligations hereunder in relation to such End Users.

(b) Without limiting either Party's obligations under Section 12.21(a) of these Master Terms and Conditions, each Party shall comply with its own publicly disseminated privacy policy with respect to all End User Data collected directly by such Party ("Direct Recipient") or received from the other Party ("Subsequent Recipient") in connection with this Agreement.

(c) A Subsequent Recipient shall use the same or better standard of care to safeguard the Direct Recipient's End User Data as it uses to safeguard its own End User Data, but in all instances no less than a reasonable standard of care. A Subsequent Recipient may disclose the Direct Recipient's End User Data: (A) only to the following parties if they have a need to know the Direct Recipient's End User Data and only if they have entered into a confidentiality agreement with the Subsequent Recipient with terms that afford no less protection to the End User Data than the terms of this Agreement: (i) the Subsequent Recipient's parent, subsidiaries, or affiliates; and (ii) the Subsequent Recipient's and the Subsequent Recipient's parent's subsidiaries, and affiliates' employees who have a need to know the End User Data in order to fulfill the Subsequent Recipient's obligations under this Agreement; and (B) only on the express condition that the Subsequent Recipient is vicariously liable for the failure of any of the parties that have had access to the End User Data through the Subsequent Recipient, to comply with the Subsequent Recipient's obligations herein.

(d) A Subsequent Recipient may extract the personally identifiable information from the Direct Recipient's End User Data and aggregate such data ("Aggregate End User Data") to use the Aggregate End User Data for its own internal purposes. A Subsequent Recipient may, without identifying the Direct Recipient in any manner, disclose such Aggregate End User Data to a third party or the public. A Subsequent Recipient may disclose the identity of the Direct Recipient when disclosing such Aggregate End User Data to a third party or the public only with the prior express written consent of the Direct Recipient.

(e) A Subsequent Recipient may disclose the Direct Recipient's End User Data, if compelled by legal process. Except as prohibited by law, under such a circumstance, the Subsequent Recipient will: (i) promptly notify the Direct Recipient to permit the Direct Recipient to seek a protective order or take other appropriate action; and (ii) cooperate in the Direct Recipient's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be afforded to the Direct Recipient's End User Data. A Subsequent Recipient may disclose to a third party any End User Data received from the Direct Recipient without legal process, the consent of, or notice to the End User to the extent necessary to respond to an emergency that threatens the life, health or security of an individual, or to protect Member's network (in the case of Member) or the availability of the BlackBerry Solution (in the case of RIM) and, if required by law, the Subsequent Recipient shall inform the End User in writing without delay of the disclosure.

(f) Except as expressly specified in this Section 12.21 or as otherwise expressly agreed to in writing by the Parties, a Subsequent Recipient's obligation of strict confidence with respect to the Direct Recipient's End User Data shall last in perpetuity, regardless of termination or expiration of this Agreement.

(g) If at the request of Member and if RIM and/or any of RIM's parents, subsidiaries, or affiliates agree to provide Member with reports that include End User Data or to send out a PIN blast or other communication (the "Communication") to the End User's RIM Product: (i) Member shall provide RIM and/or any of RIM's parents, subsidiaries, or affiliates with the PINs and the text message to be sent to the End Users; (ii) Member shall ensure that it receives the consent of the End Users permitting RIM and/or any of RIM's parents, subsidiaries, or affiliates to provide Member with such End User Data and/or to send the Communication to the End Users; (iii) RIM and/or RIM's parents, subsidiaries, and/or affiliates shall have no liability in connection with provision of the End User Data or the sending of the Communication; and (iv) in accordance with Section 10 of these Master Terms and Conditions, Member will defend and indemnify RIM and/or any of RIM's parents, subsidiaries, or affiliates against any claims arising out of Member's failure to comply with its obligations under this Section 12.21(g).

(h) If at the request of RIM or any of RIM's parents, subsidiaries, or affiliates and if Member agrees to provide RIM and/or any of RIM's parents, subsidiaries, or affiliates with reports that include End User Data: (i) RIM and/or any of RIM's parents, subsidiaries, or affiliates shall ensure that it receives the consent of the End Users permitting Member to provide RIM and/or any of RIM's parents, subsidiaries, or affiliates with such End User Data; (ii) Member shall have no liability in connection with provision of the End User Data; and (iii) in accordance with Section 10 of these Master Terms and Conditions, RIM will defend and indemnify Member against any claims arising out of RIM's failure to comply with its obligations under this Section 12.21(h).

12.22 **Counterparts**. This Agreement may be signed in two or more identical counterparts each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

12.23 **Facsimile Execution**. Signing of this Agreement and transmission by facsimile document transfer will be acceptable and binding upon the Parties hereto.

12.24 **Handwritten Changes**. This Agreement shall not be binding until fully executed by all Parties. Any handwritten changes made to this Agreement must be initialled by all Parties in order to be binding on the Parties.

12.25 **Translation/Localisation**. Unless otherwise expressly agreed to in writing by an authorised signatory of RIM, Member acknowledges that any documentation (including Documentation) provided by RIM shall be in English only. Any translation or localisation requirements for RIM Products packaging, Documentation, or materials associated with the MAA Services to comply with local legal, regulatory or other requirements shall be Member's responsibility and shall be performed by Member at Member's cost and only in accordance with the terms and conditions described in this Agreement. Any of the foregoing translation or localisation obligations shall be subject to written approval before use thereof in any manner, such approval to be provided by the CEO, CFO or COO of RIM.

Initials: ___ / RIM OK

12.26 **No Assurances**. RIM makes no representation or warranty that Member will succeed in licensing or selling any Member Product or Member Service to any present or future End User, and RIM will not be liable to Member for Member's failure to license or sell Member Products or Member Services. Member makes no representation or warranty that RIM will succeed in licensing or selling RIM Products, or selling any MAA Services, to any present or future End User, and Member will not be liable to RIM for RIM's failure to license or sell RIM Products, or to sell any MAA Services.

12.27 **Dispute Resolution**. The Parties shall attempt amicably to adjust and resolve any disagreement or dispute which may arise between them regarding the interpretation, the performance of or the failure to perform under this Agreement. In the event that any dispute, controversy, claim or alleged breach respecting this Agreement (each a "Dispute") continues for a period greater than thirty (30) days, the Dispute shall be referred to the Director of Alliances at RIM and his or her counterpart at Member. Should the Dispute not be resolved within fifteen (15) days of its referral, the Dispute will be escalated to the office of the Vice-President, Enterprise Business Unit, of RIM and his or her counterpart at Member. Should the Dispute not be resolved by the Vice Presidents within thirty (30) days of its escalation, the Dispute shall be submitted to arbitration at the request of either Party. The arbitration shall be held in Toronto, Ontario and shall be conducted in accordance with the Arbitration Act of Ontario except that the arbitration shall be conducted by either (a) an arbitrator selected by agreement of both parties or (b) if the parties are unable to agree on the choice of an arbitrator, by an arbitrator appointed by a Justice of the Ontario Superior Court of Justice. The decision of the arbitrator shall be final and binding upon the parties and the expense of the arbitration shall be paid as the arbitrator determines. This Section 12.27 shall not apply to any disagreement or dispute that may arise regarding the interpretation, the performance of or the failure to perform in relation to any provision of this Agreement that is related in any way to the Confidential Information or Intellectual Property of either Party, or Member's payment obligations. For clarification purposes, this Section 12.27 is expressly subject to Section 12.29 of these Master Terms and Conditions.

12.28 **Severance**. If any term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement will not be affected.

12.29 **Waiver**. All waivers shall be in writing. Neither Party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

12.30 **Shipping**. All Materials provided by RIM hereunder, if any, shall be shipped to Member at a single billing address using RIM's standard packaging and labelling methods. Any change in the shipping address must be provided to RIM a minimum of fourteen (14) days in advance of any scheduled shipment date. All Materials and/or RIM Products obtained directly from RIM under this Agreement shall be shipped to Member FCA RIM's dock (Incoterms 2000 apply). Member shall be responsible for payment of all fees for transportation, duty, customs clearance, insurance charges, taxes, as well as any other applicable charges from the point of shipment.

12.31 **Amendments**. This Agreement may be amended by: (A) a written document signed by duly authorized signatories of the Parties, which in the case of RIM shall mean a CEO,

Initials: ______ / ______

the CFO or the COO of RIM or (B) a "Notice of Change" as defined below in this Section 12.31. A "Notice of Change" is a document, electronic communication or web posting: (a) containing the following on such notice, "This constitutes a Notice of Change contemplated in Section 12.31 of the Master Alliance Agreement terms and conditions approved by an authorized signatory of RIM"; and (b) outlining the changes being made to this Agreement. A "Notice of Change" can be delivered by RIM to Member in the circumstances described in Section 8.1 of these Master Terms and Conditions, or upon the addition, deletion, or revision by RIM to RIM products, services, to the Program Benefits, and/or terms and conditions, as applicable, to this Agreement. Member acknowledges and agrees that the exercise by Member of any benefits under this Agreement subsequent to issuance by RIM of a Notice of Change shall be deemed to be Member's acceptance any such changes to this Agreement outlined in the "Notice of Change". Member acknowledges that the aforesaid procedure regarding "Notices of Change" represents a fair bargain in exchange for benefits provided to Member under this Agreement. For the purposes of clarification and without limiting the foregoing, Member agrees that "Notices of Change" may be delivered by RIM as a web notice in the PARTNERZONE. It is agreed that any Amendment shall be incorporated in this Agreement.

Initials: ____ / ____ RIM OK

SCHEDULE 1
ISV Program

1. **Program Description**

(a) The ISV Program is intended to provide certain support to Member who are interested in integrating marketable third party applications for BlackBerry wireless handhelds.

(b) Subject to acceptance by RIM, and all applicable terms and conditions including ISV Member satisfying any applicable Certification Requirements and agreeing to the applicable terms and conditions required by the Distributor specified by RIM for Distributed Products and/or Distributed Services, an ISV Member may obtain the Distribution Rights referenced in Section 2 of this Schedule 1 and further described in Section 4.4 of the Master Terms and Conditions.

2. **Program Benefits**

The Program benefits for the ISV Program are as follows:

Program Benefit Details	**ISV Member (Annual Benefits)**
Product Support	
• Special pricing from RIM on the specified number of BlackBerry Enterprise Server Software licenses with 20 Client Access Licenses (CALs) for testing and development as part of the "BES Not for Resale Program", subject to the various terms and conditions including use restrictions set out in Schedule 2. For the purposes of clarification, all use of the BlackBerry Enterprise Server Software shall be subject to the "BES Software License" referred to in Schedule 2	1
• Specified number of free BlackBerry Handhelds from RIM – as selected by ISV Member from the RIM Products that are commercially available to the Member in the Territory. Network Services are the responsibility of Member.	1
Development Support	
• Access to RIM technical resource for assistance in application development	✓
• Access to the "BlackBerry Developer Zone" and materials including the Software Development Kit, simulators, white papers and other technical resources, all subject to any applicable licenses	✓
• Access to BlackBerry Technical Knowledge Center through "BlackBerry PARTNERZONE"	✓
• Access to "BlackBerry PARTNERZONE" and associated materials including software updates, upgrades, FAQs, troubleshooting documents and product and tool updates	✓
• Subscription to the "BlackBerry Developer Newsletter", a quarterly publication that highlights new tools and resources for developers in the BlackBerry community	✓

• Access to a RIM Technical Partnership Manager (TPM) assigned to Member (access to be made available to two (2) Member designed technical contracts only). • 20 Development Support Incidents per one (1) year term of the Master Alliance Agreement, as defined below. ○ Additional Development Support Incidents may be purchased from RIM in lots of 10 for a fee of one thousand (1,000) USD ○ "Development Support Incident" shall mean a single problem with the BlackBerry SDK Software or the development of Member Product and RIM's reasonable effort needed to Resolve the incident ○ "Incident" shall mean a Single Development Support Issue and RIM's reasonable effort needed to Resolve the incident ○ "Single Development Support Issue" is defined as a problem that cannot be broken down into subordinate parts as determined by RIM. If a problem consists of subordinate parts, each shall be considered as separate Incident. ○ "Resolve" shall mean diagnosing a single error, diagnosing a single cause of confusion, providing a "fix" or recommending an effective workaround for the problem, or determining that the problem is outside the intended scope of the BlackBerry SDK Software ○ "Contact" shall mean a communication with the RIM TPM via email or telephone ○ An Incident is initiated when Member contacts the RIM TPM to Resolve an Incident ○ An Incident is closed when the incident is Resolved or when after three (3) attempts on separate business days Member can not be reached regarding an open Incident, unless otherwise agreed by RIM and Member ○ One Incident may span multiple Contacts with the RIM TPM. ○ One Contact with the RIM TPM may include multiple Incidents ○ Since offline research may be required before certain Incidents are Resolved, Member shall use email to Contact the RIM TPS whenever practical	✓ ✓
Marketing Support	
• Opportunity to have a solution profile posted on BlackBerry.com, RIM's intranet web site	✓
• Opportunity to participate in the "Customer Reference Program", which typically highlights customer implementation of 100+ RIM Products, and may include publication of a case study and press release	✓
• Access to marketing materials and marketing support information through the "BlackBerry PARTNERZONE" subject to the BlackBerry Alliance Program Branding Guidelines	✓
• Opportunity to use RIM pre-approved marketing materials for joint marketing initiatives; and to use Member logo associated with the BlackBerry Alliance Program Branding Guidelines	✓
• Opportunity to develop and use co-branded marketing collateral, subject to prior written approval of any materials by RIM in accordance with the BlackBerry Alliance Program Branding Guidelines.	✓

RIM OK
Initials: ________ / ________

• Subscription to the "BlackBerry Alliance Member Newsletter", a publication that highlights new member applications and solutions and BlackBerry related information	✓
• Subscription to the "BlackBerry Connection™ Newsletter", distributed to BlackBerry customers that may highlight member applications and solutions	✓
• Opportunity for listing in annual "Enterprise Solutions Guide for BlackBerry"	✓
Sales Support	
• Access to a RIM "Business Development Manager" to assist in the development of Go-to-Market strategies	✓
• Opportunity to post online application demonstrations to the "Enterprise Solutions Center for BlackBerry", an on-line demonstration facility, subject to approval by RIM	✓
• Access to comprehensive sales support documents, sales presentations, and FAQ documents regarding selling BlackBerry solutions through the "BlackBerry PARTNERZONE"	✓
Distribution Rights Subject to any and all applicable terms and conditions, including those outlined in the Master Terms and Conditions, ISV Member may:	
• obtain BES Software Licenses and CALs from an Distributor, subject to the terms of an applicable "BlackBerry Enterprise Server Software License Agreement" as well as the terms and conditions of any Distributor Agreement	✓
• resell Technical Support Services obtained from Distributor to End Users	✓
• provide Hosted BES Access (based on copies of BES for Hosted BES Access obtained from Distributors) to End Users, subject to any applicable Certification Requirements	✓

3. **Program Eligibility Requirements**

Eligibility for participation in the ISV Program shall depend on the ISV Member meeting certain Program Eligibility requirements that RIM may in its sole discretion establish from time-to-time for the ISV Program. RIM reserves the right to modify the Program Eligibility Requirements at any time in RIM's sole discretion, subject to RIM providing written notice to ISV Member of such modifications.

4. **Annual Fees**

ISV Program Annual Fee: two thousand (2,000) USD plus all applicable taxes.

RIM reserves the right to modify the Annual Fee at any time by means of an Amendment.

Initials: ____ / ____

SCHEDULE 2
BES Not for Resale Program

1. **Description of BES Not for Resale**. Special pricing for licensing of BES Software is offered to Member exclusively as part of the BlackBerry Alliance Program, as outlined in this Schedule 2. This special pricing is available for one (1) copy of BES and twenty (20) CALs only, for use as particularized in Section 4 of this Schedule 2 (referred to as the "BES Not for Resale" in this Schedule 2), unless RIM agrees otherwise in an Amendment.

2. **Relationship with other Contracts**. This Schedule 2 is part of the Agreement entered into between the Parties. Any capitalized terms not defined herein have the meaning ascribed to them in the Master Terms and Conditions. In the event of conflict between this Schedule 2, the BES Software License and the Master Terms of Conditions, precedence shall be given to the extent of such conflict there between in relation to the BES Not for Resale to: (1) this Schedule 2, then (2) the BES Software License, and finally (3) the Master Terms and Conditions.

3. **Ordering, Shipping, Billing**. Member may order from RIM the BES Not for Resale as outlined in this Section 3 of Schedule 2. Member shall complete the information set out in the form attached as Exhibit A to this Schedule 2 and return to RIM as particularized in Exhibit A to this Schedule 2. Shipment of the BES Not for Resale shall be made by RIM sending an electronic copy thereof attached to an email to the email address indicated below. Such email will be sent by RIM in the ordinary course approximately five (5) business days of RIM processing Member's order under this Schedule 2. RIM requires all information referenced in Exhibit A to this Schedule 2 be provided by Member to RIM prior to RIM processing the order.

   The BES Not for Resale shall be deemed to be shipped upon RIM sending to Member the email referenced in the paragraph above.

   The electronic copy of the BES Not for Resale shall present upon installation the BES Software License. Use of the BES Not for Resale by Member shall be subject to the terms and conditions of the BES Software License, as expressly amended in this Schedule 2, and further subject to any restrictions contained in the Master Terms and Conditions as applicable. For clarification purposes, payment by Member for the BES Not for Resale shall be made by payment authorized to the credit card number provided by Member upon providing said number below to RIM, and further subject to the payment terms and conditions of the Master Terms and Conditions.

4. **Additional Restriction on Use**. Notwithstanding the terms and conditions of the BES Software License, the license to use the BES Not for Resale under the BES Software License is subject to the following additional restriction: the BES Not for Resale shall only be used by Member: (A) internally for testing of its Member Products or Member Services; (B) in conjunction with the BlackBerry Solution; and (C) in the Territory; and not for any other use or purpose whatsoever.

5. **Termination**. Notwithstanding the terms and conditions of the BES Software License or this Agreement: (A) this Schedule 2 and the BES Software License applicable to the BES Not for Resale may be terminated (a) pursuant to the applicable terms and conditions of the Master Terms and Conditions; or (b) the termination provisions of the BES Software License, and (B) for clarification purposes, in the event of termination of this Schedule 2, Member shall immediately cease all use of the BES Not for Resale and destroy and/or permanently delete all copies of the BES Not for Resale in Member's possession or control.

Initials: ______ / ______ RIM OK

6. **Entire Agreement**. Notwithstanding any other provision, RIM and Member agree that the Agreement and the BES Software License constitute the entire agreement of the Parties regarding the subject matter of this Schedule 2 and supersede any prior or contemporaneous communications, representations, or agreements between the Parties, whether oral or written, and the Parties acknowledge that they have not relied on any prior representation regarding the subject matter thereof.

Initials: ______ / ______ RIM OK

EXHIBIT A
BlackBerry Enterprise Server Not for Resale Edition North America Product Order Form

Special pricing for BlackBerry Enterprise Server is offered to you exclusively as a Member of the BlackBerry Alliance Program. Your BlackBerry Enterprise Server is intended for internal development purposes and comes with twenty (20) client access licenses (CALs). Please note that only one (1) BlackBerry Enterprise Server can be ordered at this special price per BlackBerry Alliance Program Member.

PRODUCT ORDER: (Select one only)

☐ PRD - 07630-046: BlackBerry Enterprise Server v4.0, Microsoft Exchange, Not for Resale Edition - one hundred and fifty (150) USD

☐ PRD - 07630-047: BlackBerry Enterprise Server v4.0, Lotus Domino, Not for Resale Edition - one hundred and fifty (150) USD

☐ PRD - 07630-048: BlackBerry Enterprise Server v4.0, Novell GroupWise, Not for Resale Edition - one hundred and fifty (150) USD

The foregoing pricing is subject to change by RIM at any time, by means of an Amendment.
By completing and submitting the information requested below to Research In Motion Limited and/or its affiliates ("RIM"), you consent to the collection, use, and disclosure of your personal information by RIM for the purposes set out in RIM's privacy policy which may be viewed at http://www.blackberry.com/legal/privacy.shtml, processing and shipping your order, and RIM's internal use, and all in accordance with RIM's privacy policy.

SHIPPING INFORMATION: (please print)

Name:	______________	Street:	______________
Title:	______________	City:	______________
Member:	______________	State/Province:	______________
Phone:	______________	Zip/Postal Code:	______________
Fax:	______________	Email:	______________
EIN #:	______________		

BILLING INFORMATION: (please print) Please complete this section for billing purposes. Credit Card information must be provided for the order to be processed. The P.O. Reference Number is only for your records.

Credit Card Type: (Amex, Visa or MasterCard only) ______________

Card Number: ______________

Expiry Date: ______________

Name on Credit Card: ______________

P.O. Reference Number: (optional) ______________

Signature: ______________

Date: ______________

Please sign and fax this form to Sales Orders: **1-877-746-3296**

Please make sure that the order form is filled out correctly including **email address** and **credit card information**. Orders cannot be processed if any of this information is missing. Once the order is processed, you will be **sent a link electronically to download the software and documentation** within approximately **five (5) business days**.

Initials: ______ / ______ RIM OK

SCHEDULE 3
Technical Support Services Reselling – Additional Terms and Conditions

Intentionally Left Blank

Initials: ______ / ______ RIM OK

SCHEDULE 4a
Hosted BES Services – Additional Terms and Conditions

Intentionally Left Blank

Initials: ____ / ____ RIM OK

SCHEDULE 4b
ISV Member - Hosted BES Minimum Obligations

Intentionally Left Blank

Initials: ______ / RIM OK

SCHEDULE 5
Training Program

Intentionally Left Blank

Initials: ______ / ______ RIM OK

SCHEDULE 6
Certification Requirements

Intentionally Left Blank

Initials: ____ / RIM OK

SCHEDULE 7
End-Use Statement

Member will provide to RIM the end-use statement in the following format concurrently with the execution of this Agreement. Such end-use statement will form part of this Agreement. Failure by Member to provide such end-use statement may, at the option of RIM, constitute a material breach of this Agreement.

(TO BE PRINTED ON COMPANY LETTERHEAD)

Boulder..., 2008
International Trade Canada
Ottawa, Canada

RE: eCrypt technologies, Inc. ("the Company")

This certifies that the BlackBerry hardware, software, and services ("Solution and Products") received from Research In Motion Limited and/or any of its subsidiaries ("RIM") will be used by Company, Company's personnel and Company's customers. Company certifies the Solution and Products will not be imported, used, exported, transferred, or re-exported except in compliance with the laws and regulations of the national and/or other (sub-national and/or supranational) government authorities with authority over the country(ies) and/or territory(ies) from which the Solution and Products are being exported or to which the Solution and Products are being imported (collectively, the "Government Authority(ies)"). Without limitation, the Solution and Products will not be exported: (a) to any country on Canada's Area Control List; (b) to any country subject to UN Security Council embargo or action; (c) contrary to Canada's Export Control List Item 5505 – Goods for Certain Uses; (d) to countries subject to U.S. economic sanctions and embargoes; and/or (e) to persons or entities prohibited from receiving U.S. exports or U.S. – origin items.

In addition, Company certifies that Company and Company's personnel will not use the Solution and Products in the development, production, handling, maintenance, storage, detection, identification or dissemination of chemical, biological or nuclear weapons or their missile delivery systems, or of materials or equipment that could be used in such weapons or their missile delivery systems, or resell or export to any customer or entity involved in such activity.

Company will defend and indemnify RIM against all claims, actions, judgments, damages, fines, costs, and other expenses (including reasonable lawyer's fees and disbursements) (collectively the "Export Related Claims") arising out of Company's failure to comply with the requirements, certifications and commitments of this Schedule 7. For avoidance of doubt, Export Related Claims shall include regulatory enforcement proceedings initiated by any Government Authority and the costs thereof as well as claims from End Users.

eCrypt technologies, Inc.

By:______________________________

Name:____________________________

Title:_____________________________

Date:_____________________________

Initials: ______ RIM OK

SCHEDULE 8
Non-Disclosure Agreement

Please see attached.

Initials: ______ / ______ RIM OK

RIM

Non-Disclosure Agreement

Effective Date: July 17, 2007
Participant Company: eCrypt technologies, Inc
Participant Address: 4750 Table Mesa Drive
Boulder, CO 80305
Phone Number: 1-866-241-6868

This Non-Disclosure Agreement ("Agreement") is entered by and between **Research In Motion Limited ("RIM")** having offices at 295 Phillip Street, Waterloo, Ontario, Canada N2L 3W8 and the "Participant" identified above (each a "Party" and together the "Parties"). In order to protect certain Confidential Information, as described below, RIM and the Participant agree as follows:

1. **Disclosing Party** The Party disclosing the Confidential Information (the "Discloser") is **(check one only):**

☐ RIM ☐ Participant ☒ Both Parties

2. **Description of Confidential Information** "Confidential Information" is any information in whatever form or medium (and includes any copies of such information that receiving Party ("Recipient") is authorized to make hereunder) that is: (a) proprietary or confidential to Discloser or its affiliated companies or to their respective customers, suppliers or other business partners including, without limitation, information that is embedded in, or related to a RIM product or the development, testing or commercial exploitation thereof, in whatever form or media; (b) is either specifically identified as confidential prior to or at the time of its disclosure or would generally be considered confidential in the wireless communications industry; and (c) directly or indirectly disclosed or to which the Recipient is otherwise provided access by Discloser or on Discloser's behalf. For the purposes of clarification, in relation to any discussions relating to patent rights, any prior art identified by Discloser as a result of Discloser expending time and/or money shall constitute Confidential Information and may be used, reproduced or disclosed only as specifically provided herein.

3. **Purpose** In this Agreement "Purpose" means (i) assessing the desirability or viability of establishing or furthering a business or contractual relationship between the Parties; and (ii) to the extent this Agreement is incorporated by reference into any other agreement between the Parties, achieving the objectives of that agreement.

4. **Use, Disclosure and Reproduction** Except as specifically provided herein, Recipient shall hold Confidential Information in strict confidence. Recipient shall use and reproduce the Confidential Information only to the extent reasonably required to fulfill the Purpose. It shall not be a breach of the obligations of the Recipient if the Recipient provides access to Confidential Information to, and authorizes the use and reproduction of the Confidential Information as is reasonably required to fulfill the Purpose by: (a) wholly owned subsidiaries of RIM ("Subsidiaries") and/or (b) Recipient's employees ("Employees"), provided that Recipient is vicariously liable for the failure of any Subsidiary and/or Employee to whom Confidential Information is disclosed to comply with Recipient's obligations hereunder and further provided that the Subsidiary and/or Employee: (i) has a need to know the Confidential Information to fulfill the Purpose; and (ii) has entered into a confidentiality agreement with Recipient with terms that afford no less protection to the Confidential Information than the terms of this Agreement. Recipient may also disclose Confidential Information if and only to the extent: (i) it is required to do so by law provided that Recipient gives Discloser sufficient notice to enable it to seek an order limiting or precluding such disclosure; or (ii) Discloser gives its prior written authorization to do so which is signed by an officer of the Discloser. Recipient agrees that except to the extent that the Discloser is expressly precluded by law from prohibiting Recipient from doing so, Recipient shall not alter, modify, adapt, create derivative works, translate, deface, decompile, disassemble, convert into human readable form, or reverse engineer all, or any part, of any materials to which it is provided access by Discloser.

5. **Disclosure Period** This Agreement applies to Confidential Information that is disclosed between the Effective Date and three (3) years thereafter unless sooner terminated in writing by either Party upon fifteen (15) days prior written notice.

6. **Confidentiality Period** Recipient's duties with respect to Confidential Information under this Agreement expire five (5) years from the date of its disclosure hereunder (except for trade secrets, which shall remain subject to the terms of this Agreement for so long as they constitute trade secrets).

7. **Standard of Care** Recipient shall use a reasonable degree of care to prevent the unauthorized use, reproduction or disclosure of the Confidential Information, which care shall not be less than the degree of care that Recipient uses to protect its own Confidential Information of a similar nature. For clarification, this does not permit Recipient to allow third parties to whom it generally permits access to Recipient's Confidential Information, access to Discloser's Confidential Information.

8. **Exclusions** Information that Recipient can establish: (a) was lawfully in Recipient's possession before receipt from Discloser, or (b) is or becomes a matter of public knowledge through no fault of Recipient, or (c) was independently developed or discovered by Recipient, shall not be considered Confidential Information under this Agreement.

9. **Warranty** This Agreement shall not obligate either Party to disclose any Confidential Information with the other Party. ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED "AS IS". Discloser makes no representation, warranty or guarantee whatsoever about the Confidential Information.

10. **Rights** The Recipient hereby acknowledges and agrees that it shall not acquire any rights in or to the Confidential Information under this Agreement other than the rights expressly granted in Paragraph 4. In particular, Recipient shall not acquire any ownership right, interest or title in or to the Confidential Information or any intellectual property rights therein or the right to obtain or apply for such rights under this Agreement. Recipient further acknowledges that the Confidential Information has been developed at significant cost and has significant commercial value to Discloser and that knowledge of all or any part of the Confidential Information may constitute insider information under securities laws or yield a competitive advantage over others not having such knowledge. Recipient agrees that disclosure or inappropriate use of the Confidential Information could cause Discloser irreparable harm. Recipient further agrees therefore that Discloser will have the right to seek, in addition to any of its other rights and remedies, injunctive relief for any violation of this Agreement without posting bond, or by posting bond at the lowest amount required by law.

11. **No Agency** This Agreement does not create any agency or partnership relationship between the Parties.

12. **Entire Agreement/Modifications** This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and cancels and supersedes any prior discussions, correspondence, understandings, agreements, or communication of any nature relating to the subject matter of this Agreement. Notwithstanding the foregoing, any pre-existing non-disclosure agreement between the Parties shall be superseded and replaced five calendar days after the date written notice is delivered in relation to Notifying Party's Confidential Information provided the Notifying Party notifies the other Party in writing that it wishes to have this Agreement supersede the pre-existing non-disclosure agreement in relation to the Notifying Party's Confidential Information. "Notifying Party" shall mean the Party that serves notice under this provision and in the case where the Notifying Party is not RIM, such notice shall be served to legal@rim.net and where the Notifying Party is RIM, notice shall be served upon the CEO of the other Party. All additions or modifications to this Agreement must be made in writing and must be signed by both Parties.

13. **Assignment** This Agreement may not be assigned by Recipient without Discloser's express prior written authorization. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties, their successors and assigns.

14. **Counterparts** This Agreement may be signed in two or more counterparts each of which together will be deemed to be an original and all of which together will constitute one and the same instrument. Signing of this Agreement and transmission by facsimile document transfer will be acceptable and binding upon the Parties hereto.

15. **Return of Confidential Information** Upon expiration or termination of this Agreement, at the Discloser's request, the Recipient shall promptly return all Confidential Information received from the Discloser (including, without limitation, any summaries of orally disclosed information and all copies thereof in its possession or control and/or in the possession or control of its Employees and Subsidiaries) or will certify through an officer of the Recipient that all Confidential Information received from the Discloser (including, without limitation, any summaries of orally disclosed information and all copies thereof in its possession or control) have been destroyed. For greater certainty, failure of the Discloser to make such request of Recipient shall not entitle Recipient to make any further use of the Confidential Information or otherwise extend Recipient's rights set forth herein after expiration or termination of this Agreement and Recipient specifically agrees to cease any further use of Discloser's Confidential Information.

16. **Severability** If a court of competent jurisdiction declares any provision in this Agreement invalid or unenforceable, such invalidity or unenforceability shall have no effect on the remainder of the Agreement which shall remain in full force.

17. **Governing Law** Where the address of the Participant as noted above is located in the territory of the United States, this Agreement shall be governed by and construed under the laws of the State of New York, United States. Where the address of the Participant is either not noted above or as noted above is not located in the territory of the United States, this Agreement shall be governed by and construed under the laws of the Province of Ontario, Canada. Each Party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts of the State of New York or the Province of Ontario as applicable. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

RESEARCH IN MOTION LIMITED		**PARTICIPANT** eCrypt technologies, Inc	
By:	[signature]	By:	[signature]
Printed Name:	MICHAEL KIRKUP	Printed Name:	Brad Lover
Title:	TEAM LEAD, TECHNICAL PARTNERSHIPS	Title:	President
Date:	FEBRUARY 11, 2008	Date:	01-Feb-08

RIM OK

SCHEDULE 9
Member Branding Guidelines

Intentionally Left Blank

RIM OK
Initials: ________ / ________

SCHEDULE 10a
BlackBerry Branding Guidelines – Contract Version

INTRODUCTION

Your use of the trademarks, trade names, service marks, logos or images of RIM (collectively the "RIM Marks") contained in the BlackBerry Branding Guidelines is limited to the use licensed in the agreement you signed with RIM. If a trademark license is not included in your agreement with RIM, you are prohibited from using the RIM Marks without the express written permission of an authorized representative of RIM Marketing Communications.

Adherence to these BlackBerry® Branding Guidelines does not guarantee that RIM will provide co-operative marketing funds ("Co-op Funds") or market development funds ("MDF"). However, unless otherwise approved in writing by an authorized signatory of RIM, when requesting Co-op Funds and/or MDF reimbursement, adherence to these BlackBerry Branding Guidelines will be necessary for processing, approval and reimbursement.

These BlackBerry Branding Guidelines define consistent guidelines and standards for using the names and logos ascribed to the BlackBerry product and BlackBerry imagery.

These BlackBerry Branding Guidelines apply to all advertising and promotional materials, regardless of their source of funding.

Except as stated herein, adherence to these BlackBerry Branding Guidelines is mandatory. It is essential, therefore, that you ensure that all personnel responsible for producing ads, direct mail pieces and other promotional materials review them, understand them and implement them properly and consistently.

Approval Process

The BlackBerry Wireless Handheld™ imagery includes all images, photography and depictions of the BlackBerry Wireless Handheld product, whether supplied by RIM or obtained otherwise.

RIM Marketing Communications needs to review and approve the content of any advertisement, collateral or promotional materials containing the BlackBerry name, logo or imagery prior to it being released. Please allow a minimum of five (5) business days for the review process to occur.

Please direct questions about use of RIM Marks to RIM Marketing Communications (marcomm@rim.com).

TRADEMARKS

These trademarks are applicable for materials created for use in North America or global distribution. For a listing of RIM trademarks in all other countries, please contact RIM Marketing Communications (marcomm@rim.com).

Registered Marks

'BlackBerry', 'BlackBerry Enterprise Server' and 'Always On, Always Connected' are registered trademarks of Research In Motion Limited. When these trademarks appear for the first time in text format in any application, the registered trademark symbol (®) must be exhibited immediately adjacent to the text, as shown here:

Initials: ______ / ______ RIM OK

BlackBerry®
BlackBerry Enterprise Server®
Always On, Always Connected®

Trademarks
The following list contains trademarks of RIM. The first time each of these appear in text format in any application, the trademark symbol (™) should be exhibited immediately adjacent to the product name as follows:

RIM Wireless Handheld™
BlackBerry Wireless Handheld™
BlackBerry (model number) Wireless Handheld™
BlackBerry (model number)™
BlackBerry Enterprise Solution™
BlackBerry Internet Solution™
BlackBerry Internet Service™
BlackBerry (series number) Series™
SureType™

For a complete list of model numbers, contact RIM Marketing Communications (marcomm@rim.com) or visit the BlackBerry Partner Zone (www.blackberry.com/partners)

Trademark Disclaimer
Use of any of the above trademarks or use of the BlackBerry logo or imagery on printed materials and web sites must be accompanied by a trademark attribution sentence identifying them as RIM trademarks as follows:

The RIM and BlackBerry families of related marks, images and symbols are the exclusive properties and trademarks of Research In Motion Limited — used by permission. Research In Motion, RIM, BlackBerry, BlackBerry Enterprise Server and "Always On, Always Connected" are registered with the U.S. Patent and Trademark Office and may be pending or registered in other countries.

Or, in the case where SureType™ is mentioned, the following statement must be used:

The RIM, BlackBerry and SureType families of related marks, images and symbols are the exclusive properties and trademarks of Research In Motion Limited – used by permission. Research In Motion, RIM, BlackBerry, BlackBerry Enterprise Server and "Always On, Always Connected" are registered with the U.S. Patent and Trademark Office and may be pending or registered in other countries.

In the case where space is limited, an abbreviated statement may be used:

The RIM and BlackBerry families of related marks, images and symbols are the exclusive properties of and trademarks or registered trademarks of Research In Motion Limited – used by permission.

Or, in the case where space is limited and SureType™ is mentioned, the following statement must be used:

The RIM, BlackBerry and SureType families of related trademarks, images and symbols are the exclusive properties of and trademarks or registered trademarks of Research In Motion Limited – used by permission.

Initials: ______ / ______ RIM OK

Corporate Registered Marks

Research In Motion and RIM are registered trademarks of Research In Motion Limited. When either appears for the first time in text format in any application, the registered trademark symbol (®) must be exhibited immediately adjacent to the mark, as shown here:

RIM®
Research In Motion®

Registered Mark Disclaimer

When the Research In Motion or RIM trademarks appear on printed materials and web sites, they must be accompanied by a trademark attribution statement, identifying them as Research In Motion trademarks, as reproduced here:

RIM and Research In Motion are registered with the U.S. Patent and Trademark Office and may be pending or registered in other countries.

BLACKBERRY NAMING SYSTEM

Using the BlackBerry name

When referring to the BlackBerry solution, always use one of the following:

1. BlackBerry
2. the BlackBerry wireless solution
3. the BlackBerry solution

Consistent expression of our brand name establishes and reinforces the distinctiveness of the BlackBerry brand identity. For this reason, wherever the BlackBerry name appears, the 'B' in 'Black' and the 'B' in 'Berry' are always capitalized.

BLACKBERRY NOMENCLATURE

When referring to any of the aspects of the BlackBerry solution in the tables below, they must be referenced by their proper name as assigned by RIM. They may not be renamed or re-branded without the express written permission of an authorized RIM representative.

Solutions

Official Name	Description
BlackBerry®	Refers to the entire wireless email solution.
BlackBerry Enterprise Solution	Refers to the product offering sold to an enterprise and represents the wireless corporate platform. The term BlackBerry Enterprise Solution represents: BlackBerry Enterprise Server Software, BlackBerry Mobile Data Service, BlackBerry Wireless Handhelds, BlackBerry Wireless Handheld Software, BlackBerry Desktop Software, BlackBerry Connectivity-enabled devices, and T-Support
BlackBerry Internet Solution	Refers to the BlackBerry retail offering. The BlackBerry Internet Solution™ means a BlackBerry device, BlackBerry Internet Service, official BlackBerry accessories, and BlackBerry Desktop Software.

Initials ____ / ____ RIM OK

Handheld

Official Name	Description
BlackBerry Wireless Handheld™	Refers generically to the handhelds manufactured by or on behalf of RIM and included in the BlackBerry solution.

The nomenclature for BlackBerry handhelds follow a standard naming system:

BlackBerry (model number) Wireless Handheld
Ex. "BlackBerry 6210 Wireless Handheld"

After the first reference, the handheld can also be referred to as:

BlackBerry (model number)
Ex. "BlackBerry 6210"

For a complete list of model numbers, contact RIM Marketing Communications (marcomm@rim.com) or visit the BlackBerry Partner Zone (www.blackberry.com/partners).

Series
The nomenclature for a series of BlackBerry handhelds follow a standard naming system:

BlackBerry (series number) Series
Ex. "BlackBerry 6200 Series"

For a complete list of series numbers, contact RIM Marketing Communications (marcomm@rim.com) or visit the BlackBerry Partner Zone (www.blackberry.com/partners).

Software

Official Name	Description
BlackBerry Desktop Software	Refers to BlackBerry software: BlackBerry Desktop Manager and BlackBerry Desktop Redirector (for enterprise integration only).
BlackBerry Enterprise Server	Refers to the optional, add-on BlackBerry software installed on a server (for enterprise integration only).
Mobile Data Service	Refers to the software component of BlackBerry Enterprise Server Software that supports wireless corporate data access beyond email.
BlackBerry Software Upgrade Program	Refers to the program which provides access to customers with the most current software versions.
BlackBerry Internet Service	Refers to the Internet component of the BlackBerry Internet Solution, meaning the email feature and the optional web browser feature. BlackBerry Internet Service is the new name for BlackBerry Web Client.

BLACKBERRY NOMENCLATURE MISUSE

Correct Wording/Spelling/Capitalization	Incorrect Wording/Spelling/Capitalization
Research In Motion – always capitalize the "I"	~~Research in Motion~~
Research In Motion Limited – always	~~Research In Motion Ltd.~~

Initials: ______ / ______ RIM OK

spell out the word Limited	
BlackBerry – always capitalize both B's	~~Blackberry~~
BlackBerry – never abbreviate	~~BB~~
BlackBerry Enterprise Server – never abbreviate	~~BES~~

BLACKBERRY LOGO

The BlackBerry logo consists of two elements —the BlackBerry symbol and the BlackBerry wordmark. In the preferred version, the logo always appears in BlackBerry Blue. In the alternate versions, the logo is always reversed out of the badge in BlackBerry Blue.

The BlackBerry logo is a unique piece of artwork. The proportion and arrangement of the symbol and wordmark have been specifically determined.

The logo should never be typeset, recreated or altered, which could cause inconsistencies that dilute the impact of the brand's power.

In some instances, when physically branding products (devices, software, accessories), where you are not able to optimally show the full BlackBerry logo due to space or process limitations, an exception may be made to allow use of the BlackBerry wordmark and/or BlackBerry symbol on its own. This exception requires approval on a per item basis by RIM Marketing Communications.

To maintain consistent use and ensure the integrity of the logo, use only approved electronic art files, available from RIM Marketing Communications (marcomm@rim.com) or the BlackBerry Partner Zone (www.blackberry.com/partners).

Preferred Logo

BlackBerry Symbol

Wordmark

Logo

Alternate Horizontal Logo

Alternate Vertical Logo

Initials: ______ / ______ RIM OK

CLEAR SPACE

To preserve the BlackBerry logo's integrity, always maintain a minimum clear space around the logo. This clear space isolates the logo from competing graphic elements such as other logos, copy, photography or background patterns that may divert attention. The minimum clear space for the BlackBerry logo and the alternative horizontal logo is defined as the height of the "B" in the wordmark. The minimum clear space for the alternate vertical logo is twice the height of the "B". This minimum space should be maintained as the logo is proportionally enlarged or reduced in size.



MINIMUM SIZE

The BlackBerry logo retains its visual strength in a wide range of sizes. However, when the logo is reproduced in print too small, it is no longer legible and its impact is diminished. The minimum size of the logo for print is determined by the width of the BlackBerry wordmark, which should not be reproduced in a size smaller than one inch (1") in width for the preferred logo, 1.25" width for the alternate horizontal logo, and 1" width for the for the alternate vertical logo, as illustrated.



Preferred Logo **Alternate Horizontal Logo** **Alternate Vertical Logo**

Initials: ______ / RIM OK

LOGO COLOUR VARIATIONS

The BlackBerry logo should be reproduced in color whenever possible. For specific color values to use when reproducing the logo (spot or PANTONE, 4-color process, RGB), refer to the Color Palette section. White is the most effective background on which to reproduce the color logo because it provides a clean, crisp contrast for the logo's colors and elements. If color reproduction is not available or is not a viable option, the logo should be reproduced in solid black or as a full-reverse in white out of a color background.

When the BlackBerry logo is placed on a photographic image, the image behind the logo must be light enough to provide contrast for the positive logo or dark enough to provide contrast for the reverse logo.

Spot logo, 4-color logo, RGB logo–for use on white backgrounds or where there is sufficient contrast between the logo and the background for reproduction.

Black logo–for use when color reproduction is not an option or viable solution on light or white backgrounds.

Full-reverse logo–for use when full-color reproduction is not an option or viable solution on dark or black backgrounds.

Spot logo, 4-color logo, RGB logo

Black logo

Full-reverse logo

PRINTED MATERIALS

All printed materials that reference BlackBerry need to contain the BlackBerry logo. For specific size requirements please see below:

a) Packaging

All co-branded BlackBerry packaging materials must display the BlackBerry logo at a comparable size to (approx. 75%), and frequency of, the Partner's logo.

b) Other Promotional Material

All other promotional materials (including, but not limited to: advertising, direct mail, point-of-purchase displays, collateral, multimedia, etc.) that reference BlackBerry should prominently display the BlackBerry logo at a minimum of 75% the size of the Partner's logo. However, if the word "BlackBerry" appears in the main headline of the promotional material and/or the BlackBerry word-mark on the BlackBerry handheld image is prominently displayed, the BlackBerry logo can appear at a minimum of 50% of the size of the Partner's logo.

Please note, for all uses of the BlackBerry logo, regardless of the medium, minimum logo size requirements still apply for legibility purposes. Please see the section herein entitled "Clear Space and Minimum Size" for further detail regarding the BlackBerry logo clearspace and minimum size requirements.

RIM OK
Initials: ______ / ______

To ensure you are using the correct BlackBerry logo, please always use the TIFF or EPS file available from RIM Marketing Communications or from the BlackBerry Partner Zone.

LOGO COLOR PALETTE

BlackBerry Blue, black, and white are the primary colors to use when reproducing the BlackBerry logo and its variations. Consistent reproduction of the logo in these colors builds recognition and equity in the brand.

To further establish and promote the brand as a serious business tool, these colors can also be applied across BlackBerry communications for headlines, graphics, primary messaging, etc. The BlackBerry logo colors are equivalent to the PANTONE® color values cited in the table, the standards for which may be found in the current edition of the PANTONE Color Formula Guide.

For 4- color process printing, refer to the CMYK values shown here. For on-screen applications (PowerPoint™, video, broadcast), refer to the Video RGB values specified. For web applications (web sites, intranets, extranets), refer to the web RGB/HEX values specified. The PANTONE and CMYK values provided can be used when printing on both coated and uncoated paper. Some variations in color may occur, but try to match colors as closely as possible.

The colors shown throughout this manual have not been evaluated by Pantone, Inc. for accuracy and may not match the PANTONE Color Standards. PANTONE is a registered trademark of Pantone, Inc.

BlackBerry Color	Blue	Black	White
PANTONE*	647	—	—
CMYK (Print)	100 60 5 20	0 0 0 100	—
Video RGB (Web)	0 83 135	255 255 255	
HEX (Web)	005387	000000	FFFFFF

*We are aware that there are variations in the CMYK equivalent for the above mentioned PANTONE colors. In order to achieve the closest color match, we suggest you use these values. Please always use the PANTONE chip for absolute color matching accuracy.

Initials: ____ / RIM OK

LOGO MISUSE

Incorrect use of the BlackBerry logo compromises its integrity and effectiveness. The examples of logo misuse below are not comprehensive; they're only a small sample of possible misuses of the BlackBerry logo.

To ensure accurate, consistent reproduction of the BlackBerry logo, never alter, add to, or attempt to recreate it. Always use the approved digital artwork, available from RIM Marketing Communications or the BlackBerry partner site.

Don't typeset the wordmark.

Don't use a pattern within the logo.

Don't combine the logo with other text.

Don't change the color of the logo.

Don't remove the trade mark (TM) from the logo.

Don't change the proportions of logo elements.

Don't rearrange elements of the logo.

Don't stretch the logo disproportionately.

Never change the badge color.

Never change the shape of the badge.

Initials: ____ / ____ RIM OK

HANDHELD IMAGERY

Showing images of the BlackBerry handheld helps to build understanding of our product and increases brand awareness. It is important, therefore, to present consistent imagery and avoid misrepresentations of our product (see the next page for examples of misuse).

Shown below are examples of acceptable ways to show the BlackBerry handheld. Please use only approved photographs of handhelds, available from RIM Marketing Communications.

1.



(a)



(b)

When the BlackBerry handheld is shown, it is silhouetted (a) in most cases. It should always be silhouetted when it appears on top of an image or is cropped off the page. When it appears in a straight forward manner, a drop shadow (b) can be added to create a sense of depth.

2.



(c)



(d)

In some applications, such as on a web site, a shadow can be added underneath the handheld (c) to create a 3-dimensional look. Use of this shadow is limited. A side view of the handheld (d) is available but must always show a portion of the screen and keyboard, as in the example.

Initials: ______ / ______ RIM OK

HANDHELD IMAGERY MISUSE

When using images of the BlackBerry handheld, be sure to reproduce them in the highest quality possible. Illustrated here are some possible misuses to avoid. These examples are not meant to be comprehensive.



1. BlackBerry Wireless Handheld imagery cannot be altered or manipulated from the original file obtained from RIM.



2. The BlackBerry or RIM nameplate on the top of the handheld cannot be removed, dulled or changed in color or renamed.



3. Any imagery containing the BlackBerry Wireless Handheld should clearly show the product. No omission of the BlackBerry logo on the handheld is permitted unless a complete handheld image is shown elsewhere on the same page.



4. RIM Marketing Communications must approve the quality and clarity of the imagery. It is recommended that partners use original electronic files supplied by RIM. If a partner wants to produce their own imagery, TIFF and EPS file formats are recommended.



5. The size of the BlackBerry Wireless Handheld imagery must be increased or decreased proportionally so as to not distort the image.


This is a
BlackBerry
Wireless
Handheld

6. Changes to the text on the screen of the BlackBerry Wireless Handheld imagery are not recommended. If you require a change to a screen image, RIM Marketing Communications must be contacted for approval.



Initials: ______ / ______ RIM OK


Your
Logo

7. No object, including but not limited to other company's logos, may be placed on or incorporated into the BlackBerry nameplate.



8. Graphic images (e.g., logos, photos) cannot be placed on the screen of the handheld unless they can actually be reproduced on the handheld.

9. BlackBerry Wireless Handhelds and all other components of the BlackBerry solution cannot be used or shown in conjunction with imagery of the blackberry fruit or any other fruit.

Initials: ____ / ____ RIM ON

SCHEDULE 10b

Using Your Product or Service Name With the BlackBerry® and/or RIM® Trademarks: For BlackBerry® Alliance Members™

BlackBerry® Alliance Members™ create products and/or services for the BlackBerry® wireless solution, which need to be named in order to indicate their purpose, function and compatibility. While you cannot use BlackBerry® or RIM® trademarks in the name of your product, service, corporate name, domain name or instrumental material, there are guidelines to allow you to message your product and/or service name with the BlackBerry wireless solution.

Acceptable and Unacceptable Messaging Examples for your Product or Service Name with the BlackBerry wireless solution.

There are several ways in which you can message your product or service name in combination with the BlackBerry wireless solution. In the table below are 'acceptable' and 'unacceptable' messaging phrases for your product or service name in combination with the BlackBerry wireless solution. The phrases below are for example purposes only and should not be considered to be an all-inclusive list. RIM requires approval of all messaging for your product and/or service name in combination with the BlackBerry wireless solution.

Acceptable	Unacceptable
[Member Product Name] for use with BlackBerry® devices [Member Product Name] works with BlackBerry® devices [Member Product Name] for the BlackBerry® Enterprise Solution™ [Member Service Name] for the BlackBerry® wireless solution	BlackBerry [Member Product Name] BlackBerry's [Member Product Name] [Member Product Name]berry† [Member Product Name] BlackBerry [Member Service Name] BlackBerry BlackBerry [Member Service Name]

† *Names that are similar to BlackBerry or RIM trademarks, or that use a portion of these marks are not acceptable.*

Why the 'Unacceptable' Messaging Phrases are Considered to be 'Unacceptable':

You cannot use the BlackBerry and/or RIM trademarks in your product name because it would cause confusion over the ownership of the BlackBerry and/or RIM trademark as it could be interpreted that the BlackBerry Alliance Member 'owns' the BlackBerry and/or RIM trademark.

Initials: ____ / ____ RIM OK

SCHEDULE 10c
BlackBerry® Alliance Program™ Branding Guidelines

Introduction

Research In Motion® Limited and its affiliated companies ("RIM"®) are committed to establishing and maintaining a consistent corporate identity throughout all communication materials including advertising, marketing materials, technical documentation, packaging, product labelling, legal documents and web site postings.

As an authorized BlackBerry® Alliance Member™ you have the opportunity to use the BlackBerry Alliance Member Logos (the "Logos") for marketing or promotional purposes in accordance with these BlackBerry Alliance Program Branding Guidelines (the "Guidelines"). If you are not an authorized BlackBerry Alliance Program Member, you may not use the Logos in any of your materials.

This document defines consistent guidelines and standards for the sole purpose of using the Logos ascribed to the BlackBerry Alliance Program.

Questions regarding usage of these Logos and any related imagery should be directed to either BlackBerry Partner Programs (blackberryalliancepartners@rim.com) or RIM Marketing Communications (marcomm@rim.com).

Naming Conventions

Program Name

When referring to the BlackBerry Alliance Program, please cite the appropriate individual program name in which your organization participates. For example:

- BlackBerry® ISV Alliance Program™, or
- BlackBerry® Solution Provider Alliance Program™, or
- BlackBerry® Systems Integrator Alliance Program™, or
- Joint Marketing Alliance Program™.

Membership Names

i) Members of the BlackBerry Independent Software Vendor (ISV) Alliance Program may refer to themselves as a:

- BlackBerry® ISV Alliance Member™

ii) Members of the BlackBerry Solution Provider Alliance Program can refer to themselves as one of the following according to their membership level. Please refer to your specific Solution Provider Alliance Agreement to determine which level of membership is applicable.

- BlackBerry® Solution Provider Alliance Member™
- BlackBerry® Solution Provider Alliance Member Plus™

Initials: ______ / ______ RIM OK

iii) Members of the BlackBerry Systems Integrator Alliance Program can refer to themselves as one of the following according to their membership level. Please refer to your specific Systems Integrator Alliance Agreement to determine which level of membership is applicable.

- BlackBerry® Systems Integrator Alliance Member™
- BlackBerry® Systems Integrator Alliance Member – Bronze™
- BlackBerry® Systems Integrator Alliance Member – Silver™
- BlackBerry® Systems Integrator Alliance Member– Gold™

iv) Members of the BlackBerry Joint Marketing Alliance Program may refer to themselves as a:

- Joint Marketing Alliance Member™.

BlackBerry Alliance Program Member Logo - For Usage by ISVs, Solution Providers, and Joint Marketing Alliance Members

BlackBerry Alliance Program Member Logo Guidelines

The following version of the BlackBerry Alliance Program Member Logo is for usage by BlackBerry ISV Alliance Members and BlackBerry Solution Provider Alliance Members. Maintaining the integrity and color standards of the BlackBerry Alliance Program Member Logo, as illustrated below is of vital importance. Through adherence to these Guidelines, a cohesive visual image will reinforce the BlackBerry brand and industry presence. Electronic files of the BlackBerry Alliance Program Member Logo are available from your RIM Partner Programs Representative (blackberryalliancepartners@rim.com) or from the BlackBerry Partner Zone web site www.blackberry.com/partnerzone.

BlackBerry Alliance Program Member Logo

BlackBerry™

Alliance Member

BlackBerry Alliance Program Member Logos – For Usage by Systems Integrators

BlackBerry Alliance Program Member Logo Guidelines

The following versions of the BlackBerry Alliance Program Member Logos are for usage by Systems Integrators. The BlackBerry Alliance Program Member Logo your organization is entitled to use (i.e. Standard, Bronze, Silver or Gold) is determined by the membership level as specified in your BlackBerry Alliance Program Master Alliance Agreement. Maintaining the integrity and color standards of the BlackBerry Alliance Program Member Logo, as illustrated below is of vital importance. Through adherence to these Guidelines, a cohesive visual image will reinforce the BlackBerry brand and industry presence. Electronic files of the BlackBerry Alliance Program Member Logos are available from your RIM Partner Programs Representative (blackberryalliancepartners@rim.com) or from the BlackBerry Partner Zone web site www.blackberry.com/partnerzone.

Initials: ______ / RIM OK

BlackBerry Alliance Program Member Logo – Standard

BlackBerry
Alliance Member

BlackBerry Alliance Program Member Logo – Bronze

BlackBerry
Alliance Member • BRONZE

BlackBerry Alliance Program Member Logo – Silver

BlackBerry
Alliance Member • SILVER

BlackBerry Alliance Program Member Logo – Gold

BlackBerry
Alliance Member • GOLD

Where to Use the BlackBerry Alliance Program Member Logos

The BlackBerry Alliance Program Member Logos may be used on an authorized member's:

- Advertisement;
- Direct mail piece;
- Marketing collateral; and
- Web site.

All other uses of the BlackBerry Alliance Program Member Logo(s) must be pre-approved by RIM Marketing Communications.

Review Process

RIM Marketing Communications (marcomm@rim.com) must review and approve the content of all material containing a BlackBerry Alliance Program Member Logo prior to it being released.

Please allow a **minimum of five (5) business days** for the approval process.

Initials: ______ / ______

Logo Integrity

To maintain the integrity of the BlackBerry Alliance Program Member Logos, use an original electronic file. Never alter the BlackBerry Alliance Program Member Logos. The BlackBerry Alliance Program Member Logos must be reproduced from an original electronic file provided by your RIM Marketing Representative (blackberryalliancepartners@rim.com) or downloaded off the BlackBerry Partner Zone web site www.blackberry.com/partnerzone. When reproducing a BlackBerry Alliance Program Member Logo, it must not be distorted in any way. Do not:

- simulate the BlackBerry Alliance Program Member Logo with the use of a typeface
- transpose the colors within the BlackBerry Alliance Program Member Logo
- change the proportions of the BlackBerry Alliance Program Member Logo
- use a pattern within the BlackBerry Alliance Program Member Logo
- combine the BlackBerry Alliance Program Member Logo with other logos or text

The Safety Zone

The safety zone is empty space that must surround a BlackBerry Alliance Program Member Logo. No other elements such as the Member's name or logo may infringe upon this space. The safety zone is the amount of space that surrounds the BlackBerry Alliance Program Member Logo to ensure legibility and easy recognition. No written information or other company logos should appear within the specified area. Acceptable clear space is equal to the height of the 'B' in BlackBerry; it adjusts proportionally according to the size of the BlackBerry Alliance Program Member Logo you are using.


BlackBerry
Alliance Member

Size

The BlackBerry Alliance Program Member Logos may be reduced or enlarged **proportionally** as necessary on print materials. To ensure clarity and comprehension, the BlackBerry Alliance Program Member Logo may only be reduced to a minimum size such that the bottom and top widths are 1″ when measured from the left edge of the 'B' to the right edge of the 'Y'.

Color Specifications

Reproducing The BlackBerry Alliance Program Member Logos in Full Color

When reproduced in color, the BlackBerry Alliance Program Member Logos should only appear on a white or light colored background.

647 Blue Pantone Spot Color

The BlackBerry Alliance Program Member Logos should be reproduced for print material using the Pantone spot color 647.

Process Color

When a BlackBerry Alliance Program Member Logo must be reproduced for print materials in four-color process, use the CMYK color model and assign color values as follows:

Blue: 647
C: 100
M: 60
Y: 5
K: 20
(Always match the color against a Pantone 647 spot color swatch.)

Trademark Notice

Use of a BlackBerry Alliance Program Member Logo on printed materials and web sites must be accompanied by a trademark attribution sentence as follows:

> "The BlackBerry and RIM families of marks, images and symbols are the exclusive properties and trademarks of Research In Motion Limited – used by permission. Research In Motion, RIM, BlackBerry, "Always On, Always Connected" and the "envelope in motion" symbol are registered with the U.S. Patent and Trademark Office and may be pending or registered in other countries."

In cases where space is limited, an abbreviated statement may be used:

> "The RIM and BlackBerry families of marks, images and symbols are the exclusive properties and trademarks of Research In Motion Limited—used by permission."

Use of the BlackBerry logo, Messaging and Imagery

Use of BlackBerry brand name, logo, messaging and imagery, or any other RIM trademark not specified in these Guidelines, are authorized under the BlackBerry Branding Guidelines which are available on the BlackBerry Partner Zone web site www.blackberry.com/partnerzone or from your RIM Partner Programs Representative (blackberryalliancepartners@rim.com).

Approval Process

Please allow a minimum of 5 business days for the approval cycle. Your request should be submitted in writing with samples, drawings or mock-ups of your use of the BlackBerry Alliance Program Member Logos, showing exactly how you wish to use them to:

BlackBerry Partner Programs	Phone: 519-888-7465
185 Columbia St.	FAX: 519-888-0412
Waterloo, Ontario,	Email: blackberryalliancepartners@rim.com
N2L 5Z5 Canada	

Initials: ______ / ______ RIM OK